Exhibit 2.01

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 9, 2003, made by and between DealTime Ltd., an Israeli corporation (“Parent”), DealTime Merger Sub 1, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Sub”), and Epinions, Inc., a Delaware corporation (the “Company” and collectively with Parent and Sub, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interest of the respective holders of their capital stock to effect a merger of Sub with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), pursuant to which, among other things, all of the issued and outstanding Company Preferred Stock shall be converted into the right to receive Merger Shares, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent, Sub and the Company have unanimously approved and adopted this Agreement and the transactions contemplated hereby including without limitation the Merger (the “Transactions”), and each has directed that this Agreement and the Transactions be submitted to a vote of the respective holders of their capital stock;

WHEREAS, concurrently herewith and as an inducement for Parent to enter into this Agreement, Parent and certain stockholders of the Company representing 67% of the voting rights of the outstanding Company Capital Stock (the “Principal Stockholders”) are entering into an agreement (the “Voting Agreement”) in the form attached hereto as Exhibit A pursuant to which such Principal Stockholders representing 60% of the Company Preferred Stock, 60% of the Series A Stock, 60% of the Series B Stock, 65.5% of the Series C Stock and a majority of the Company Common Stock have agreed, among other things, to vote all of the shares of Company Common Stock beneficially owned by them in favor of approval and adoption of this Agreement and the Transactions.

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the effectiveness of the Transactions;

WHEREAS, for U.S. federal and state securities law purposes, it is intended that the Merger Shares issued pursuant to the Merger be exempted securities pursuant to Section 3(a)(10) of the Securities Act; and

WHEREAS, for U.S. federal Income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions hereinafter set forth and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than (i) the Transactions, (ii) issuance of options to purchase the Company Common Stock to employees pursuant to the Company Stock Option Plan, or (iii) any other transaction the consummation of which could not reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would not reasonably be expected to dilute materially the benefits to Parent of the Transactions.

“Affiliate” shall have the meaning ascribed to such term under Rule 144 of the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Law” shall mean with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any governmental entity existing as of the date hereof applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants, agents of Affiliates.

“Articles” shall mean Parent’s Articles of Association to be filed with the Israeli Registrar of Companies as amended and attached hereto as Schedule C.

“Benefit Plan” shall mean, with respect to any entity, any employee benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any ERISA Affiliate or any beneficiary or dependent thereof that is sponsored or maintained by such entity or any ERISA Affiliate or to which such entity or any ERISA Affiliate has or may have any liability, contributes or is obligated to contribute, whether or not written, including any Welfare Plan, any Pension Plan (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, executive compensation, deferred compensation, vacation, performance pay, loan or loan guarantee, stock purchase, stock option, performance share, stock appreciation or other equity compensation, severance, change of control, plant closing or fringe benefit plan, program or policy.

“Business Day” shall mean any day on which banks are not required or authorized to close in the City of New York, New York.

“Certificate of Merger” shall mean the certificate of merger to be filed with the Secretary of State of the State of Delaware to consummate the Merger and the Transactions in accordance with the DGCL.

“Certificates” shall mean the certificates representing issued and outstanding shares of Company Capital Stock.

“CFC” shall have the meaning set forth in Section 5.15(h).

“Claim Notice” shall have the meaning set forth in Section 8.04(a).

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Capital Stock” shall mean all of the issued and outstanding capital stock of the Company.

“Company Common Stock” shall mean the Company’s common stock, par value $0.0005 per share.

“Company Disclosure Schedule” shall have the meaning set forth in the lead-in paragraph to Article IV.

“Company Financial Statements” shall have the meaning set forth in Section 4.05.

“Company Intellectual Property Rights” shall mean the Intellectual Property Rights owned by or licensed to the Company and used by the Company worldwide in the conduct of its business as currently conducted by the Company except for those the loss of which would not reasonably be expected to have a Material Adverse Effect on the Company.

“Company Obligation” shall have the meaning set forth in Section 4.04.

“Company Permitted Title Liens” shall mean Title Liens for (i) taxes or other charges or levies of a Governmental Entity which are not due and payable or which are being contested in good faith by appropriate proceedings as described in Section 4.20 of the Company Disclosure Schedule and as to which adequate financial reserves have been established and described in Section 4.20 of the Company Disclosure Schedule; (ii) workmen’s, repairmen’s or other Title Liens (inchoate or otherwise) arising under Applicable Law or incurred in the ordinary course of business in respect of obligations which are not overdue; (iii) minor title defects, easements or Title Liens affecting property, which defects, easements or Title Liens do not, individually or in the aggregate, materially impair the continued use, occupancy, value or marketability of title of the property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used by the Company; and (iv) Title Liens set forth in Section 4.17 of the Company Disclosure Schedule or as set forth on the Company Financial Statements.

“Company Permits” shall have the meaning set forth in Section 4.09.

“Company Preferred Stock” shall mean the Series A Stock, the Series B Stock and the Series C Stock, collectively.

“Company Properties” shall have the meaning set forth in Section 4.17.

“Company’s Knowledge” shall have the meaning set forth in Section 4.07.

“Contract” shall mean any contract, agreement, commitment, instrument, lease, license, understanding or other similar arrangement (whether written or oral).

“D US” shall mean DealTime, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent.

“Damages” shall have the meaning set forth in Section 8.02.

“DGCL” shall mean the Delaware General Corporate Law.

“Effective Date” shall have the meaning set forth in Section 2.03.

“Effective Time” shall have the meaning set forth in Section 2.03.

“Environmental Law” shall mean applicable statutes, regulations, rules, ordinances, codes, common law, policies, advisories, guidance, actions, licenses, permits, orders, approvals, plans, authorizations and similar items of all Governmental Entities and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to: (i) occupational health and safety; (ii) the protection of human health or the environment; (iii) the treatment, storage, disposal, handling, release or remediation of Hazardous Materials; or (iv) exposure of persons to Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity that, together with the Company, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Existing Shareholders Rights Agreement” shall mean Parent’s Shareholders Rights Agreement dated as of January 21, 2001.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions including without limitation the solicitation of stockholder approvals and all other matters related to the Transactions.

“Final Date” shall have the meaning set forth in Section 10.01(b).

“FPHC” shall have the meaning set forth in Section 5.15(h).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall have the meaning set forth in Section 4.04.

“Hazardous Materials” shall mean any substance: (i) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (ii) that is defined as a “hazardous waste,” “hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (iii) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic or mutagenic and is regulated under any Environmental Law; (iv) the presence of which causes or threatens to cause a nuisance, trespass or other tortious condition or poses a hazard to the health or safety of persons; or (v) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos or urea formaldehyde foam insulation.

“Income Taxes” (or “Income Tax”) shall mean all Taxes based upon, measured by, assessed or imposed upon gross or net income.

“Indemnified Person” shall have the meaning set forth in Section 8.02.

“Indemnitee” shall have the meaning set forth in Section 8.04(a).

“Indemnitor” shall have the meaning set forth in Section 8.04(a).

“Injunctions” shall have the meaning set forth in Section 9.01(a).

“Intellectual Property Rights” shall mean all rights in service marks, trade names, copyrights, mask works, domain/URLs, trade secrets, know-how, processes, formulas, research and development data, databases, computer software programs, trademarks, service marks, brand names, certification marks, trade dress or any other similar type of proprietary intellectual property rights and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“Liabilities” shall mean debts, liabilities, obligations and commitments, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract, agreement or understanding, whether written or oral, or tort based on negligence, strict liability or otherwise) and whether or not the same would be required under GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Liens” shall mean any liens, pledges, charges, encumbrances and security interests whatsoever, but specifically excludes nonexclusive licenses to Intellectual Property Rights granted in the ordinary course of business.

“Material Adverse Change” or “Material Adverse Effect” shall mean any change or effect (or any development) that, insofar as can reasonably be foreseen, is likely to result in any change or effect that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, financial condition, prospects or results of operations of the entity taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a Material Adverse Effect: (i) any change, event or effect related to or affecting the general state of the economy or the industry and market sectors in which the entity operates, (ii) any change, event or effect which materially impairs the entity’s ability to conduct its operations (except on a temporary basis) caused by a material worsening of current financial, economic, political or martial conditions resulting from acts of terrorism, calamity, crisis, war (whether or not declared), territorial hostility or political instability occurring after the date of this Agreement, or (iii) any change, event or effect arising from or relating to either the taking of any action by the applicable entity required by the terms of this Agreement or the inability of the such entity to take any action prior to the Closing as a result of another Party’s refusal to consent to the taking of such action.

“Material Contracts” shall have the specific meanings set forth in Sections 4.24 and 5.19.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Shares” shall mean the Series G Shares, the Series H Shares and the Series I Shares to be issued by Parent to certain Stockholders in connection with the consummation of the Merger.

“Ordinary Shares” shall mean Parent’s ordinary shares, par value NIS 0.01 per share.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Capital Stock” shall mean all of the issued and outstanding capital stock of Parent.

“Parent Disclosure Schedule” shall have the meaning set forth in the lead-in paragraph to Article V.

“Parent Financial Statements” shall have the meaning set forth in Section 5.05.

“Parent Fully-Diluted Shares” shall mean as of immediately following the Merger and the issuance of the Merger Shares (i) the number Ordinary Shares outstanding plus (ii) the number of Ordinary Shares issuable upon conversion or exercise of all of Parent’s outstanding (a) Preferred Shares, (b) Parent Options, (c) warrants to purchase Parent’s Preferred Shares (assuming the subsequent conversion of such Preferred Shares into Ordinary Shares) or Ordinary Shares and (d) any other securities convertible or exercisable for Ordinary Shares or securities convertible into Ordinary Shares; provided, however, that Parent Options, which (x) have not been issued to a grantee under the Parent Plan or (y) which were issued to a grantee under the Parent Plan which are no longer exercisable by such grantee, shall not be included in the calculation of Parent Fully-Diluted Shares.

“Parent Indemnified Person” shall have the meaning set forth in Section 8.02(b).

“Parent Intellectual Property Rights” shall mean the Intellectual Property Rights owned by or licensed to the Parent and used by Parent worldwide in the conduct of its business as currently conducted by Parent and its Subsidiaries except for those the loss of which would not reasonably be expected to have a Material Adverse Effect on Parent.

“Parent Options” shall have the meaning set forth in Section 3.06(b).

“Parent Permitted Title Liens” shall mean Title Liens for (i) taxes or other charges or levies of a Governmental Entity which are not due and payable or which are being contested in good faith by appropriate proceedings as described in Section 5.15 of the Parent Disclosure Schedule and as to which adequate financial reserves have been established and described in Section 5.15 of the Parent Disclosure Schedule; (ii) workmen’s, repairmen’s or other Title Liens (inchoate or otherwise) arising under Applicable Law or incurred in the ordinary course of business in respect of obligations which are not overdue; (iii) minor title defects, easements or Title Liens affecting property, which defects, easements or Title Liens do not, individually or in the aggregate, materially impair the continued use, occupancy, value or marketability of title of the property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used by the Parent; and (iv) Title Liens set forth in Section 5.12 of the Parent Disclosure Schedule or as set forth on the Parent Financial Statements.

“Parent Permits” shall have the meaning set forth in Section 5.09.

“Parent Plan” shall have the meaning set forth in Section 3.06(b).

“Parent Properties” shall have the meaning set forth in Section 5.17.

“Parent’s Knowledge” shall have the meaning set forth in Section 5.07.

“Parties” shall have the meaning set forth in the Preamble.

“Pension Plan” shall mean any employee pension plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA).

“Person” shall mean an individual, corporation, partnership, limited liability company, unincorporated syndicate, unincorporated organization, entity, partnership, association, trust, trustee, executor, administrator or other legal representative, governmental authority or agency, or any group of Persons acting in concert. For purposes of Section 8.03, the term Person shall, where appropriate, means the Stockholders.

“PFIC” shall have the meaning set forth in Section 5.15(h).

“Preferred Shares” means the Series A, B, C, D, E, F Preferred Shares of Parent, par value NIS 0.01 per share.

“Principal Stockholders” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Stock” shall mean the Series A Preferred Stock, par value $0.0005 per share, of the Company.

“Series B Stock” shall mean the Series B Preferred Stock, par value $0.0005 per share, of the Company.

“Series C Stock” shall mean the Series C Preferred Stock, par value $0.0005 per share, of the Company.

“Series G Shares” shall mean the Series G Preferred Shares, par value NIS 0.01 per share, of Parent.

“Series H Shares” shall mean the Series H Preferred Shares, par value NIS 0.01 per share, of Parent.

“Series I Shares” shall mean the Series I Preferred Shares, par value NIS 0.01 per share, of Parent.

“Stock Option” shall have the meaning set forth in Section 3.06(a).

“Stockholder” shall have the meaning set forth in Section 3.08(a).

“Sub” shall have the meaning set forth in the Preamble.

“Subsidiary” of any Person shall mean another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Takeover Statute” shall mean any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under laws of the States of Delaware, California or New York.

“tzavei harchava” shall have the meaning set forth in Section 5.22.

“Tax Return” shall mean any and all reports, returns, declarations, schedules, information returns or other statements required to be supplied to a taxing or governmental authority with respect to any Tax or Taxes, including, without limitation, any individual, combined or consolidated return.

“Taxes” shall mean all U.S. federal, state, county, local, foreign and other taxes, imposts, charges, fees, levies and duties (including, without limitation, income, profits, premium, estimated, excise, sales, use, license, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, gains, withholding, employment, payroll and property taxes, import duties and other governmental charges and assessments), and including interest, additions to tax or interest, and assessments and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment relating to any of the foregoing.

“Title Liens” shall have the meaning set forth in Section 4.17.

“Transactions” shall have the meaning set forth in the Recitals.

“Treasury Regulations” shall mean the United States Treasury regulations, including temporary regulations, promulgated under the Code.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“WARN Act” shall have the meaning set forth in Section 4.14(b).

“Welfare Plan” shall mean any employee welfare plan within the meaning of Section 3(1) of ERISA.

ARTICLE II

THE MERGER

Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger, and in accordance with the provisions of the

DGCL, Sub shall be merged with and into the Company at the Effective Time, whereupon the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence as a wholly-owned subsidiary of Parent. Following the Merger, Parent intends to contribute the stock of the Surviving Corporation to D US.

Section 2.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York City time) at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166 on the second Business Day following the satisfaction or waiver (subject to Applicable Law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in this Agreement, unless this Agreement has been terminated and the Transactions abandoned pursuant to the terms of this Agreement or unless another place, time or date is agreed to in writing by the Parties (the date of the Closing, the “Closing Date”).

Section 2.03. Effective Date; Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Parties shall file (i) the Certificate of Merger executed in accordance with the relevant provisions of the DGCL, and all other filings or recordings required under the DGCL with the Secretary of State of the State of Delaware and (ii) such Certificate of Merger with the Department of State of the State of New York. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree as set forth in the Certificate of Merger (the date that the Merger becomes effective shall be referred to herein as the “Effective Date” and the time the Merger becomes effective shall be referred to herein as the “Effective Time”).

Section 2.04. Effects of the Merger. The Merger shall have the effects as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Date and except as otherwise provided herein, the Surviving Corporation shall possess and have vested in it all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, debts, liabilities and duties of Sub and the Company, all as provided under Delaware law and all other Applicable Laws.

Section 2.05. Certificate of Incorporation and Bylaws.

(a) Subject to Section 6.10, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, other than the change in the name of the entity, and shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and of the DGCL.

(b) At the Effective Time, the bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

Section 2.06. Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Sub:

(a) Conversion of Company Capital Stock.

(i) Each share of Company Common Stock then issued and outstanding shall no longer be outstanding and shall be canceled and retired and cease to exist.

(ii) Each share of Series A Stock then issued and outstanding shall no longer be outstanding and shall be canceled and retired and cease to exist, and each such share shall be converted into the right to receive, upon surrender of the Certificate representing such share 0.67686 Series G Shares (as adjusted pursuant to Section 3.07).

(iii) Each share of Series B Stock then issued and outstanding shall no longer be outstanding and shall be canceled and retired and cease to exist, and each such share of Series B Stock shall be converted into the right to receive, upon surrender of the Certificate representing such share 0.67686 Series H Shares (as adjusted pursuant to Section 3.07).

(iv) Each share of Series C Stock then issued and outstanding shall no longer be outstanding and shall be canceled and retired and cease to exist, and each such share of Series C Stock shall be converted into the right to receive, upon surrender of the Certificate representing such share 0.67686 Series I Shares (as adjusted pursuant to Section 3.07).

(v) Each warrant to receive shares of Company Capital Stock then issued and outstanding shall no longer be outstanding and shall be canceled and retired and cease to exist.

(vi) Each share of Company Capital Stock that is owned by the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Sub Capital Stock. Each issued and outstanding share of capital stock of the Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.02. No Fractional Shares. No certificates or scrip representing less than one full share of Parent Capital Stock shall be issued upon the surrender for exchange of Certificates representing Company Capital Stock pursuant to Sections 3.01(a) and 3.08. In lieu of any such fractional share, each holder of Company Capital Stock who would otherwise have been entitled to a fractional portion of a share of Parent Capital Stock upon surrender of Certificates for exchange pursuant to Sections 3.01(a) and 3.08 shall have the number of shares of Parent Capital Stock he or she will receive pursuant to Sections 3.01(a) and 3.08, (i) rounded up to the next whole number of shares in the case in which the fractional share that otherwise would have been delivered was 0.5 shares or greater or (ii) rounded down to the next lower whole number of shares in the case in which the fractional share that otherwise would have been delivered was fewer than 0.5 shares.

Section 3.03. Dividends; Transfer Taxes. No dividends or other distributions that are declared or made on Parent Capital Stock will be paid to persons entitled to receive certificates representing Parent Capital Stock pursuant to this Agreement until such persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the certificates representing such Parent Capital Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Parent Capital Stock in respect of a record date after the Effective Date. In no event shall the Person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates for any Parent Capital Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to Parent any transfer or other Taxes required by reason of the issuance of certificates for such Parent Capital Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither Parent nor any Party hereto shall be liable to a Stockholder for any Parent Capital Stock or dividends thereon delivered to a public official pursuant to any applicable escheat laws.

Section 3.04. No Further Ownership Rights in Company Capital Stock. The Merger Shares (including any dividends or distributions) delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Date and the Company’s stock transfer books shall be closed. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Shares as provided in Section 3.01(a).

Section 3.05. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Shares (and dividends or distributions) as may be required pursuant to Section 3.01(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 3.06. Stock Options.

(a) Cancellation of Company Stock Options. As of the Effective Time, each outstanding stock option (whether vested or unvested) (a “Stock Option”) to purchase shares of Company Common Stock, including without limitation those granted under the Company’s 1999 Stock Plan, shall be cancelled and cease to exist.

(b) Issuance of Parent Options. As soon as practicable after the Effective Date, Parent shall issue, or shall cause to be issued, options to purchase Ordinary Shares (“Parent Options”) at a strike price of $0.25 and under terms and conditions set forth under Parent’s 2003 Omnibus Stock Option Plan and Restricted Stock Incentive Plan (“Parent Plan”) to certain employees of the Company who are employed by the Surviving Corporation of Parent after the Effective Time, which allocation shall be approved by each of Parent and the Company’s Chief Executive Officer. The total number of Parent Options that shall be issued to holders of Stock Options shall equal 5,223,704 Parent Options (as adjusted pursuant to Section 3.07) and the issuance of such Parent Options shall comply with § 25102(o) of the California Corporations Code.

(c) Vesting. Parent Options issued to former employees of the Company shall vest in accordance with the schedule set forth in the Parent Plan. Each former employee of the Company who receives a portion of the Parent Options allocated pursuant to Section 3.06(b) shall be given a vesting commencement date as determined by mutual agreement of Parent and Nirav Tolia.

(d) Corporate Action. Notwithstanding anything herein to the contrary, nothing contained herein shall obligate Parent or Sub to adopt the Company’s 1999 Stock Plan and any new options issued in connection with the Merger shall be governed by the terms of Parent Plan.

Section 3.07. Anti-Dilution Protections.

(a) If, between the date of this Agreement and the Effective Time, there is an issuance (other than in respect of exercises of Parent Options) of Parent Capital Stock or other instruments, directly or indirectly, convertible or exercisable into Parent Capital Stock, any change in the number of Parent Options that would affect the number of Parent Fully-Diluted Shares (other than issuances of Parent Options pursuant to Section 3.06(b)), or any reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Parent Capital Stock, (i) the exchange ratios set forth in Section 3.01(a) shall be adjusted accordingly to provide to the Stockholders the same proportionate share of the Parent Fully-Diluted Shares as Stockholder would have received prior to such event and (ii) the number of Parent Options to be issued pursuant to Section 3.06(b) shall be adjusted accordingly such that the number of such Parent Options represents the same proportionate share of the Parent Fully-Diluted Shares as such number represented prior to such event. Parent agrees that it shall not take any action that would result in an increase in the Parent Fully-Diluted Shares between the time the Articles are approved by Parent’s shareholders and the Closing.

(b) If, between the date of this Agreement and the Effective Time, there is an issuance of any type of capital stock of the Company, any change in the number of outstanding Company options to purchase shares of capital stock in the Company that would affect the number of Merger Shares to be issued pursuant to Section 3.01(a), or any reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, the Company Capital Stock, (i) the number of Merger Shares issued to the Stockholders pursuant to Section 3.01(a) shall be adjusted accordingly to provide that such Stockholders receive the same proportionate share of the Parent Fully-Diluted Shares upon the the Closing as such Stockholders would have received prior to such event and (ii) the number of Parent Options to be issued pursuant to Section 3.06(b) shall be adjusted accordingly such that the number of such Parent Options represents the same proportionate share of the Parent Fully-Diluted Shares as such number represented prior to such event.

(c) The Parties acknowledge that as of the date hereof (i) the number of Merger Shares to be issued pursuant to Section 3.01(a) represent 29.5% of the Parent Fully-Diluted Shares and (ii) the number of Parent Options to be issued pursuant to Section 3.06(a) represent 5.5% of the Parent Fully-Diluted Shares. Any adjustments pursuant to this Section 3.07 to (i) the exchange ratios set forth in Section 3.01(a) and (ii) the number of Parent Options to be issued pursuant to Section 3.06(b) shall each be made in the manner necessary to achieve the same proportional ownership of the Parent Fully-Diluted Shares as set forth in the preceding sentence. Any adjustments pursuant to this Section 3.07 to the exchange ratios relating to the exchange of the Company Preferred Stock for Merger Shares as set forth in Section 3.01(a) shall preserve the relative ownership proportions of the 29.5% of the Parent Fully-Diluted Shares to be received as Merger Shares by the holders of the Series A Stock, the Series B Stock and the Series C Stock upon the consummation of the Merger. At the Closing, Parent shall deliver an officer’s certificate certifying the calculation of the total number of Parent Fully-Diluted Shares immediately following the Merger.

Section 3.08. Exchange Procedures.

(a) As of the Effective Date, each holder of Company Capital Stock (each, a “Stockholder”) will be entitled to receive, upon surrender to Parent, to the attention of and at the address set forth in the Letter of Transmittal, of one or more Certificates representing such Company Capital Stock for cancellation, certificates representing the number of shares of Parent Capital Stock, into which such shares of Company Capital Stock are converted in the Merger if such shares are so convertible in accordance with Section 3.01(a). Such shares of Parent Capital Stock issued in the Merger shall each be deemed to have been issued at the Effective Date.

(b) Promptly after the Effective Date, the Surviving Corporation shall cause to be mailed to each holder of record of Certificates which immediately prior to the Effective Date represented outstanding shares of Company Preferred Stock, whose shares were converted into the right to receive shares of Parent Capital Stock pursuant to Section 3.01(a), a Letter of Transmittal, in form satisfactory to Parent, with instructions to effect the surrender of such Certificates in exchange for certificates representing shares of Parent Capital Stock. Upon surrender of a Certificate for cancellation to Parent together with such other documents as may reasonably be requested, duly completed and validly executed in accordance with the instructions, the holder of such Certificate shall be entitled to receive in exchange a certificate representing the number of whole shares of Parent Capital Stock pursuant to Section 3.01(a) and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Date, represented shares of Company Capital Stock will be deemed from and after the Effective Date, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Capital Stock into which such shares of Company Capital Stock shall have been so converted.

(c) The Merger Shares shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may not be resold without registration under the Securities Act, except in certain limited circumstances. Each certificate evidencing the Merger Shares shall bear the following legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY LAWS OF ANY APPLICABLE JURISDICTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH LAWS.”

until a registration statement under the Securities Act covering such Merger Shares is declared effective.

Section 3.09. Securities Laws Issues. The Merger Shares to be issued by Parent as provided in this Agreement shall be (i) submitted to the California Department of Corporations pursuant to § 25142 of the California Corporations Code to qualify such Merger Shares as exempted securities pursuant to Section 3(a)(10) of the Securities Act and (ii) exempt from qualification under the laws of the State of California and other applicable state securities laws. Parent and the Company shall comply with all applicable provisions of, and rules under, the Securities Act and applicable state securities laws in connection with the offering and issuance of the Merger Shares pursuant to this Agreement.

Section 3.10. Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised such holder’s appraisal rights in accordance with § 262 of the DGCL or, if applicable, such holder’s dissenters’ rights in accordance with the California General Corporations Law (“California Law”), and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive any portion of the Merger Shares pursuant to Section 3.01, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by the DGCL or, if applicable, California Law.

(b) Notwithstanding the provisions of Section 3.10(a), if any holder of shares of Company Capital Stock who demands his, her or its dissenters’ rights with respect to such shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its rights to receive payment for the fair market value of such shares under DGCL or, if applicable, California Law, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive such holder’s portion of the Merger Shares as provided in Section 3.10(a) upon surrender of the certificate or certificates representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for payment with respect to any shares of Company Capital Stock pursuant to the DGCL or, if applicable, California Law, withdrawals of such demands, and any other instruments served pursuant to the DGCL or, if applicable, California Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for dissenters’ rights under the DGCL or, if applicable, California Law. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to any demands for dissenters’ rights with respect to Company Capital Stock or offer to settle or compromise any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedule attached to this Agreement setting forth exceptions to the Company’s representations and warranties set forth herein (any disclosure set forth on any particular schedule shall be deemed to qualify only the corresponding paragraph and/or section identified therein and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section) (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub that the following are true and correct as of the date hereof.

Section 4.01. Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in the states of New York and California and in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and bylaws.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth a complete and correct list of the name and jurisdiction of incorporation of each Subsidiary of the Company. The Company owns, directly or indirectly, all of the Capital Stock or its equivalent of each of its Subsidiaries, free and clear or all Liens. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any capital stock or other ownership interests in any other Person.

(c) Each of the Company’s Subsidiaries is duly qualified or licensed to do business as a foreign corporation or other Person and is in good standing in all jurisdictions where such Subsidiary currently conducts business that require such qualification or licensing, whether due to the nature of the business conducted or the character or the location of the properties and assets owned or leased by it.

Section 4.02. Capitalization. The authorized capital stock of the Company consists of 72,281,146 shares of Company Common Stock, par value $0.0005 per share, and 45,715,224 shares of Company Preferred Stock, par value $0.0005 per share. At the close of business on December 31, 2002, (i) 14,752,481 shares of Company Common Stock were issued and outstanding, (ii) 1,875,689 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Stock Options, (iii) 4,092,566 shares of Company Common Stock were reserved for future issuance upon exercise of options available to be granted under the Company Stock Plan, (iv) 541,932 shares of Company Common Stock were reserved for issuance upon exercise of outstanding warrants to purchase Company Common Stock and (v) 16,252,000 shares of Series A Stock, 9,140,774 shares of Series B Stock and 16,001,459 shares of Series C Stock were issued and outstanding. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and non assessable with no personal liability attaching to the ownership thereof and free of preemptive or subscription rights or Liens. No other class of capital stock or other ownership interests of the Company or it Subsidiaries is authorized or outstanding. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, including any securities pursuant to which rights to acquire capital stock become exercisable only after a change of control of the Company or upon the acquisition of a specified amount of the Company Common Stock, Company Preferred Stock, or similar voting powers of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company other than as contemplated by this Agreement. Since December 31, 2002, except as set forth in Section 4.02 of the Company Disclosure Schedule, no shares of the capital stock of the Company have been issued other than pursuant to the exercise of Company stock options and warrants already in existence and outstanding on such date, and the Company has not granted any stock options, warrants or any other rights described above to acquire any capital stock or other securities of the Company. Except as set forth in Section 4.02 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any outstanding stock appreciation rights, phantom stock, performance based rights or other similar rights or obligations. Except as set forth in Section 4.02 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any (i) voting trusts, proxies or other voting arrangements or understandings with respect to its capital stock, (ii) agreements or arrangements pursuant to which the applicable entity is or could be required to register any shares of its capital stock or other securities under the Securities Act or (iii) bonds, debentures, notes or other indebtedness arrangements which grant any rights to vote (contingent or otherwise) on matters on which stockholders or equity holders of the applicable entity may vote.

Section 4.03. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation by the Company of the Transactions have been duly and validly approved by the board of directors of the Company, which has recommended and directed that this Agreement and the Transactions be submitted to the Stockholders for approval and adoption. Other than approval and adoption by the affirmative votes of the holders of a majority of the outstanding shares of the Company Common Stock, 60% of the outstanding shares of the Company Preferred Stock, 60% of the outstanding shares of the Series A Preferred Stock, 60% of the outstanding shares of the Series B Preferred Stock, and 65.5% of the outstanding shares of the Series C Preferred Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.04. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws of the Company or its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a “Governmental Entity”) except for (A) the Certificate of Merger in Delaware and (B) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Transactions, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (“Company Obligation”), or (iv) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

(b) The Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote, (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Stockholders, (ii) approved and adopted this Agreement and (iii) determined to recommend that this Agreement and the Transactions be approved and adopted by the Stockholders.

Section 4.05. Financial Statements. The Company has delivered to Parent its audited financial statements (balance sheet, statement of operations and statement of cash flow) on a consolidated basis for the fiscal years ended December 31, 2000 and December 31, 2001 (collectively, the “Company Financial Statements”). The Company Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated and with each other. The Company Financial Statements fairly present the consolidated financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. The Company and its Subsidiaries maintain and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

Section 4.06. Absence of Certain Changes or Events. Since January 1, 2002, each of the Company and each of its Subsidiaries has conducted its businesses only in the ordinary course, and there has not been any Material Adverse Change with respect to the Company or its Subsidiaries. Since January 1, 2002 and except as set forth in Section 4.06 of the Company Disclosure Schedule, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to Company Capital Stock or any redemption, purchase or other acquisition of any of Company Capital Stock, (ii) any split, combination or reclassification of any of Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, (iii) (A) any granting by the Company or any of its Subsidiaries to any executive officer or director of the Company or any of its Subsidiaries of any increase in cash compensation, (B) any granting by the Company or any of its Subsidiaries to any such executive officer or director of any increase in severance or termination pay, (C) any granting by the Company or any of its Subsidiaries to any such executive officer, director or other key employees of any loans or any increases to outstanding loans, (D) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such employee or executive officer or director or (E) except in the ordinary course of business, any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing or other employee benefit plan or agreement or arrangement, (iv) any material damage, destruction or loss, whether or not covered by insurance, (v) any payment to an Affiliate of the Company other than in the ordinary course of business consistent with past practice, (vi) any revaluation by the Company or any of its Subsidiaries of any of its respective material assets, (vii) any mortgage, Lien, agreement, claim or restriction placed upon any of the material properties or assets of the Company or any of its Subsidiaries other than licenses or other agreements with regard to the acquisition or disposition of any material Intellectual Property Right or rights thereto in the ordinary course of business consistent with past practice, (viii) any material change in accounting methods, principles or practices by the Company or (ix) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property Right or rights thereto other than licenses or other agreements in the ordinary course of business consistent with past practice.

Section 4.07. Litigation. Except as set forth in Section 4.07 of the Company Disclosure Schedule, there is no material private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company and its Subsidiaries after reasonable inquiry (the “Company’s Knowledge”), threatened against the Company, any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no material judgment, decree or order against the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any of the directors or officers of the Company or any its Subsidiaries (in their capacities as such), that would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.08. No Undisclosed Liabilities. Except (i) as and to the extent set forth in the Company Financial Statements, (ii) for Liabilities arising in the ordinary course of business not to exceed $250,000 and (iii) for Liabilities not required to be included in the Company Financial Statements in accordance with GAAP, the Company has no undisclosed Liabilities, that would be required by GAAP to be reflected on a balance sheet of the Company (including the notes thereto) as of the dates of the Company Financial Statements. Since January 1, 2002, except as and to the extent set forth in any and all forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, of the Company, the Company has not incurred any Liabilities, whether or not accrued, contingent or otherwise, in excess of $250,000 other than in the ordinary course of business.

Section 4.09. Compliance with Applicable Law. To the Company’s Knowledge, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities material to the Company’s business and the business of its Subsidiaries (collectively, the “Company Permits”). The Company and each of its Subsidiaries (as applicable) is in material compliance with the terms of the Company Permits. Except as disclosed in Section 4.09 of the Company Disclosure Schedule, the business of the Company is not being conducted in material violation of any law, ordinance or regulation of any Governmental Entity. As of the date of this Agreement, no material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

Section 4.10. Restrictions on Business Activities. Except as set forth in Section 4.10 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

Section 4.11. Intellectual Property.

(a) Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement by the Company or any of its Subsidiaries of any Intellectual Property Right of any other Person which is material to the Company, and there is no such infringement by the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Affiliates or Subsidiaries is a party to any outstanding action, suit or proceeding alleging infringement or misappropriation by any other Person of any item of the Company Intellectual Property Rights owned by the Company, and to the Company’s Knowledge, there is no such continuing infringement, and (iii) no item of the Company Intellectual Property Rights (A) owned by the Company is the subject of any pending opposition, interference, or cancellation proceeding or (B) which is licensed by the Company, to the Company’s Knowledge is the subject of any pending opposition, interference, or cancellation proceeding. All Company Intellectual Property Rights owned by the Company are valid, enforceable and subsisting, and there is no reason why any Company Intellectual Property Rights should be found invalid or unenforceable in accordance with their terms. No claims challenging the validity, ownership or enforceability of the Company Intellectual Property Rights are pending or, to the Company’s Knowledge, are threatened by any Person. To the Company’s Knowledge, there are no unpaid maintenance fees, relating to any Company Intellectual Property. No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person.

(b) None of the material processes and formulae, research and development results and other know-how of the Company, the value of which to the

Company or any of its Subsidiaries is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any of its Subsidiaries to any Person that is not bound by written confidentiality agreements. The Company and its Subsidiaries have secured written assignments from all consultants and employees who contributed to the creations or development of any Company Intellectual Property Rights (other than those Company Intellectual Property Rights licensed by the Company from third parties) or the rights to such contributions that the Company and its Subsidiaries do not already own by operation of law.

(c) The Company owns or has the right to use, free and clear of any Liens, except as set forth in Section 4.11(c) of the Company Disclosure Schedule, all Company Intellectual Property Rights, and the Company Intellectual Property Rights are sufficient, for the conduct of its business as currently conducted. Each of the Company’s Subsidiaries owns, or has the right to use, free and clear of any Liens, except as set forth in Section 4.11(c) of the Company Disclosure Schedule, all Company Intellectual Property Rights, and such Company Intellectual Property Rights are sufficient for each of them respectively, for the conduct of each of their respective businesses as currently conducted.

Section 4.12. Benefit Plans.

(a) Each of the Company’s or its Subsidiaries’ Benefit Plans has been administered in all material respects in accordance with its terms and Applicable Law. The Company, its Subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other Applicable Laws.

(b) Section 4.12 of the Company Disclosure Schedule attached hereto sets forth a complete list of each Benefit Plan as well as each employment, consulting, termination, indemnity and severance agreement and any and all other contracts, binding arrangements and understandings (whether written or oral) between the Company or its Subsidiaries, on the one hand and its employees, consultants, officers and directors, on the other hand.

(c) None of the Pension Plans is subject to Title IV of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate: (i) currently has an obligation to contribute to, or during any time during the last six years had an obligation to contribute to, a Pension Plan subject to Title IV of ERISA or Section 412 of the Code, or (ii) has incurred or reasonably be expected to incur any liability to the Pension Benefit Guaranty Corporation, which liability has not been fully paid. All contributions and other payments required to be made by the Company to any Pension Plan with respect to any period ending before the Effective Date have been timely made and reserves adequate for such contributions or other payments that have accrued for the period before the Effective Date but which are not required to be made before the Effective Date have been or will be set aside therefor and have been or will be reflected in financial statements.

(d) Neither the Company nor any ERISA Affiliate is or has ever been required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any “withdrawal liability” (within the meaning of Section 4201 of ERISA) or “mass withdrawal liability” within the meaning of PBGC Regulation Section 4219.2 that has not been fully paid.

(e) Each Pension Plan (and its related trust) that is intended to be qualified under Section 401(a) of the Code and Tax-exempt under Section 501(a) of the Code has been determined by the IRS to qualify under such sections and to the Company’s Knowledge nothing has occurred or not occurred to cause the loss of such qualified status.

(f) Each Benefit Plan that is a Welfare Plan may be amended or terminated, upon 30 days notice, at any time after the Effective Date without liability to the Company.

(g) Except as required by law or under Section 4980B of the Code, the Company does not have any obligation to provide post-retirement health benefits.

(h) The Company has heretofore made available to Parent correct and complete copies of each of the following:

(1) all written, and descriptions of all oral, employment, consulting, termination and severance agreements, contracts, arrangements and understandings listed in Section 4.12 of the Company Disclosure Schedule except as set forth in the Company’s Employee Handbook;

(2) each Benefit Plan and all amendments thereto, the trust instrument and/or insurance contracts, if any, forming a part of such Benefit Plan and all amendments thereto;

(3) the three most recent IRS Form 5500 and all schedules and attachments thereto for each Benefit Plan, if required;

(4) the most recent determination letter issued by the IRS regarding the qualified status for each Pension Plan intended to be qualified under Section 401(a) of the Code;

(5) the most recent accountant’s report for each Benefit Plan, if required by law; and

(6) the most recent summary plan description for each Benefit Plan, if required by law.

(i) Each Person who performs services for the Company is and has been properly classified as a “common law employee,” “leased employee” or “independent contractor” for all purposes under the law and the Benefit Plans.

Section 4.13. Other Compensation Arrangements. Except as disclosed in Section 4.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written (a) consulting agreement terminable on more than 60 calendar days notice (except for third-party agreements for the development of, and assignment to, the Company of Intellectual Property Rights in the ordinary course of business) and involving the payment of more than $100,000 per annum, (b) agreement with any executive officer of the Company or its Subsidiaries (1) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or its Subsidiaries of the nature contemplated by this Agreement or (2) providing any term of employment or compensation guarantee extending for a period longer than two years or the guaranteed payment of more than $100,000 per annum or (c) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.

Section 4.14. Labor Relations and Employment.

(a) (i) There is not now, nor has there ever been a labor strike, dispute, slowdown, stoppage or lockout, nor are any pending, or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries, and during the past three years there has not been any such action; (ii) no union claims to represent the employees of the Company; (iii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and to the Company’s Knowledge, there are no current union organizing activities among the employees of the Company, nor are there representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal; (v) the Company and each of its Subsidiaries is, and has at all times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law; (vi) no unfair labor practice charge has been received by the Company or its Subsidiaries and no complaint against the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) there is no grievance with respect to or relating to the Company or any of its Subsidiaries arising out of any collective bargaining agreement or other similar grievance procedure; (viii) no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) the Company has not and its Subsidiaries have not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress; and (x) there are no complaints, lawsuits or other proceedings pending or to the Company’s Knowledge threatened in any forum by or on behalf of any present or former employee of the

Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(b) To the Company’s Knowledge, since the enactment of the Worker Adjustment and Retraining Notification Act (“WARN Act”), there has not been (i) a “plant closing” (as defined in the WARN Act) by the Company or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) by the Company or any of its Subsidiaries affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. To the Company’s Knowledge, none of the employees of the Company and its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) since three months prior to the date of this Agreement.

Section 4.15. Employees and Consultants. Section 4.15 of the Company Disclosure Schedule contains a list of the titles of all current employees and consultants of the Company and its Subsidiaries and their respective salaries or wages, other compensation and dates of employment and positions.

Section 4.16. Immigration Compliance. All employees as listed on Section 4.16 of the Company Disclosure Schedule by the Company are located in the United States of America and are authorized for employment by the Company and its Subsidiaries in accordance with all United States immigration laws (including, but not limited to, the Immigration and Naturalization Act, the Immigration Reform and Control Act and the Illegal Immigration Reform and Immigrant Responsibility Act, each as amended) and the regulations promulgated thereunder. The Company has completed and retained in accordance with Immigration and Naturalization Service regulations a Form I-9 for all employees hired on or after November 7, 1986.

Section 4.17. Property. Section 4.17 of the Company Disclosure Schedule accurately identifies all real property, leases and other rights in real property, structures and other buildings of the Company (collectively, the “Company Properties”). All tangible properties and assets owned by the Company, real and personal, material to the conduct of their respective businesses are, except for changes in the ordinary course of business since December 31, 2001, reflected in the Company Financial Statements. The Company has good and marketable title to its real and personal tangible property reflected in the Company Financial Statements or acquired by it since December 31, 2001, free and clear of all mortgages, Liens, agreements, claims, restrictions and defects of title (collectively, “Title Liens”), other than Company Permitted Title Liens. All real property, structures and other buildings and material equipment of the Company and its Subsidiaries is currently used in the operation of the business in which they are engaged, is adequately maintained and is in satisfactory operating condition and repair for the requirements of the business as presently conducted.

Section 4.18. Environmental Matters. The Company is not and has not been in violation in any material respect of any Environmental Law relating to the properties or facilities of the Company and its Subsidiaries at which any part of the Company’s business is or has been conducted. Neither the Company nor any of its Subsidiaries has used, generated, manufactured or stored on or under any part of its properties or facilities at which any part of the Company’s business is or has been conducted, or transported to or from any part thereof, any Hazardous Materials in violation in any material respect of any applicable Environmental Laws. There has not been any disposal, or release of any Hazardous Materials on, from or under any part of the properties of the Company or any of its Subsidiaries or facilities at which any part of the Company’s business is or has been conducted by the Company or its agents. No civil, criminal or administrative action, proceeding or investigation is pending against the Company or any of its Subsidiaries, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and the Company is not aware of any facts or circumstances which could form the basis for assertion of a claim or liability, regarding non-compliance with Environmental Laws by the Company or any of its Subsidiaries in any material respect.

Section 4.19. Insurance. Section 4.19 of the Company Disclosure Schedule accurately identifies each material insurance policy (including policies providing property, casualty, environmental liability, liability, malpractice and workers compensation insurance) and all other material types of insurance maintained by the Company and its Subsidiaries, together with carriers and liability limits for each such policy. Each such policy is duly in force and no notice has been received by the Company or any of its Subsidiaries from any insurance carrier purporting to cancel or reduce coverage under any such policy. The Company and its Subsidiaries are current in all premiums or other payments due thereunder and no notice has been received by the Company or any of its Subsidiaries from any insurance carrier purporting to increase any such premiums in any material respect. All insurance coverage held for the benefit of the Company or any of its Subsidiaries is adequate to cover risks customarily insured against by similar companies in their industry.

Section 4.20. Tax Matters.

(a) Each of the Company and its Subsidiaries (and any affiliated group (within the meaning of Section 1504(a) of the Code) of which the Company or any of its Subsidiaries is now a member) has timely filed (taking into account any automatic extensions to which it may be entitled) all Income Tax Returns and all other material Tax Returns required to be filed by it. Except as set forth in Section 4.20 of the Company Disclosure Schedule, all such returns are complete and correct in all material respects. Except to the extent a reserve for Taxes has been established on the Company Financial Statements, each of the Company and its Subsidiaries (i) has paid to the appropriate authorities all Taxes required to be paid by it (without regard to whether a Tax Return is required) except Taxes not yet due, and (ii) has withheld and paid to the appropriate authorities all withholding taxes required to be withheld by it. The Company Financial Statements reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through December 31, 2001.

(b) Except as set forth in Section 4.20 of the Company Disclosure Schedule, no Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority. There are no claims, actions, proceedings, investigations or inquiries pending against the Company or any of its Subsidiaries with respect to any Taxes for which the Company or any of its Subsidiaries is liable. No taxing authority has given written notice to the Company or any of its Subsidiaries of the commencement of any claims, actions, proceedings, investigations or inquiries with respect to Taxes. No material issues relating to Taxes were raised in writing by a taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. No claim has been made to the Company or any of its Subsidiaries by any taxing authority in any jurisdiction where it does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(c) All Taxes assessed upon the Company or any of its Subsidiaries with respect to any completed and settled claims, actions, proceedings, investigations or inquiries by any taxing authority have been paid in full.

(d) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes imposed with respect to the Company or any of its Subsidiaries except for extensions resulting from the filing of a Tax Return after its original due date in the ordinary course of business, and no power of attorney with respect to Taxes has been executed or filed with any taxing authority.

(e) None of the Company or its Subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(f) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due.

(g) None of the Company or its Subsidiaries shall be required to include in a taxable period ending after the Effective Date income attributable to amounts that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or Section 481 of the Code, or comparable provisions of state, local or foreign tax law.

(h) None of the Company or its Subsidiaries (i) is a “consenting corporation” under Section 341(f) of the Code, nor has any of them agreed to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any asset owned by it; (ii) is a party to any agreement, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any “excess parachute payment,” within the meaning of Section 280G of the Code; (iii) has participated in an international boycott as defined in Section 999 of the Code; (iv) is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (v) owns any asset which directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; or (vi) owns any asset which is tax-exempt use property within the meaning of Section 168(h) of the Code.

(i) None of the Company or its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for tax purposes, or has elected to be treated as a branch or a partnership pursuant to Treasury Regulations Section 301.7701-3.

(j) None of the Company or its Subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504(a) of the Code, or a member of a combined, consolidated, or unitary group for state, local or foreign Tax purposes, other than the group the common parent of which is the Company, or (ii) is liable for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Income Tax law), as transferee or successor, by contract or otherwise.

(k) The Company is not, and has not been during the five year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 4.21. Interested Party Transactions. Except as set forth in Section 4.21 of the Company Disclosure Schedule, the Company is not and all of its Subsidiaries are not indebted to any of their respective directors, officers, employees or agents (except for current salary payments and reimbursement of ordinary expenses), and no such Person is indebted to the Company.

Section 4.22. Minute Books. The minute books of the Company and its Subsidiaries made available to Parent contain a complete and accurate summary of all meetings of directors and Stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 4.23. Takeover Provisions Inapplicable. No Takeover Statute is applicable to this Agreement and the Transactions.

Section 4.24. Material Contracts. Except as set forth in Section 4.24 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any:

(a) employment or consulting agreement or contract that has an aggregate future liability in excess of $250,000 annually and is not terminable by the Company or any of its Subsidiaries by notice of not more than 60 days for a cost of less than $250,000;

(b) employee collective bargaining agreement or other contract with any labor union;

(c) covenant of the Company or any of its Subsidiaries with any third-party not to compete;

(d) agreement, contract or other arrangement with any current or former officer, director, or any Affiliate or relative thereof, of the Company or any of its Subsidiaries (other than employment agreements covered by clause (a) above) in excess of $250,000;

(e) lease, sublease or similar agreement involving annual payments in excess of $100,000 with any Person (other than the Company) under which the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person (other than the Company), (A) any Company Properties or (B) any portion of any premises otherwise occupied by the Company or any of its Subsidiaries;

(f) lease or similar agreement with any Person (other than the Company) under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company is a lessor or sublessor of, or makes available for use any Person, any tangible personal property owned or leased by the Company, in any such case which has an aggregate annual future liability or receivable, as the case may be, in excess of $250,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $250,000;

(g) (A) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory and supplies in the ordinary course of business consistent with past practice) in excess of $250,000 annually, (B) management, service, consulting or other similar type of contract in excess of $250,000 annually, or (C) advertising agreement or arrangement, in any such case which has an aggregate, fixed and specified future liability to any Person (other than the Company) in excess of $250,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $250,000;

(h) material license, option or other agreement under which the Company is licensee or licensor of any Intellectual Property Rights;

(i) agreement, contract or other instrument under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company) or any other note, bond, debenture or other evidence of indebtedness issued to any Person (other than the Company);

(j) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any Person (including the Company) has directly or indirectly guaranteed Liabilities of the Company or (B) the Company has directly or indirectly guaranteed Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(k) agreement, contract or other instrument under which the Company has, directly or indirectly, made any advance, loan, extension or credit or capital contribution in excess of $250,000 to, or other investment in any Person;

(l) mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien or other encumbrance upon any Company Properties;

(m) agreement or instrument providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Company or any predecessor Person exclusive of (A) indemnifications included in other documents listed in the Company Disclosure Schedule or granted to sellers of real property owned or leased by the Company or its Affiliates or (B) agreements to indemnify any other Person against any charge of infringement of any Intellectual Property Right; or

(n) any other material agreement, contract, management contract, lease, license, commitment or instrument to which the Company is a party or by or to which it or any of its assets or business is bound or subject, not covered by any of the categories specified in clauses (a) through (m) above which would require fixed and specified annual payments in excess of $250,000 annually.

All Contracts of the Company and its Subsidiaries listed in Section 4.24 of the Company Disclosure Schedule (collectively for purposes of this Section 4.24, the “Material Contracts”) are valid and binding in accordance with their terms and in full force and effect (unless terminated in accordance with their terms) and, assuming such Material Contracts are valid and binding obligations of the parties thereto other than the Company and its Subsidiaries, are enforceable by the Company in accordance with its terms. The Company and its Subsidiaries performed all material obligations required to be performed by them to date under the Material Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and, to the Company’s Knowledge, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

Section 4.25. Brokers; Fees and Expenses. No broker, investment banker, financial advisor, consultant or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.26. Change of Control. Except as set forth in Section 4.26 of the Company Disclosure Schedule, the Transactions will not require the consent from or the giving of notice to a third-party pursuant to, permit a third-party to terminate or accelerate vesting, repayment or repurchase rights, or create any other detriment under the terms, conditions or provisions of any Company Obligation.

Section 4.27. Representations Complete. None of the representations or warranties made by the Company in this Article IV contains as of the date hereof, any untrue statement of fact, and does not omit as of the date hereof to state any fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading in any material respects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as set forth in the schedule attached to this Agreement setting forth exceptions to Parent’s and Sub’s representations and warranties set forth herein (any disclosure set forth on any particular schedule shall be deemed to qualify only the corresponding paragraph and/or section identified therein and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section) (the “Parent Disclosure Schedule”), Parent and Sub represent and warrant to the Company that the following are true and correct as of the date hereof.

Section 5.01. Organization.

(a) Each of Parent and Sub is a company duly organized, validly existing and in good standing (to the extent applicable or such other similar concept existing in such jurisdiction) under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Sub was formed by Parent solely for the purpose of engaging in the Transactions and has engaged no business and has incurred no liabilities other than in connection with the Transactions. Parent has made available to the Company complete and correct copies of the Articles, as amended and the Certificate of Incorporation and bylaws of Sub.

(b) Section 5.01(b) of the Parent Disclosure Schedule sets forth a complete and correct list of the name and jurisdiction of incorporation of each Subsidiary of Parent. Parent owns, directly or indirectly, all of the Capital Stock or its equivalent of each of its Subsidiaries, free and clear or all Liens. Except as set forth in Section 5.01(b) of the Parent Disclosure Schedule, the Company does not directly or indirectly own any capital stock or other ownership interests in any other Person.

(c) Each of Parent’s Subsidiaries is duly qualified or licensed to do business as a foreign corporation or other Person and is in good standing in all jurisdictions where such Subsidiary currently conducts business that require such qualification or licensing, whether due to the nature of the business conducted or the character or the location of the properties and assets owned or leased by it.

Section 5.02. Capitalization. The authorized capital stock of Parent consists of 4,738,080 Series A convertible preferred shares, par value NIS 0.01, 4,457,150 Series B convertible preferred shares, par value NIS 0.01, 12,500,000 Series C convertible preferred shares, par value NIS 0.01, 10,200,000 Series D convertible preferred shares, par value NIS 0.01, 4,750,000 Series E convertible preferred shares, 3,000,000 Series F convertible preferred shares and 60,354,770 ordinary shares, par value NIS 0.01. At the close of business on January 1, 2003, (i) 4,738,080 Series A convertible preferred shares were issued and outstanding which are convertible into 4,738,080 Ordinary Shares, (ii) 4,314,293 Series B convertible preferred shares were issued and outstanding which are convertible into 4,314,293 Ordinary Shares, (iii) 9,817,935 Series C convertible preferred shares were issued and outstanding which are convertible into 9,817,935 Ordinary Shares, (iv) 8,940,867 Series D convertible preferred shares were issued and outstanding which are convertible into 8,940,867 Ordinary Shares, (v) 3,943,098 Series E convertible preferred shares were issued and outstanding which are convertible into 4,668,628 Ordinary Shares, (vi) 3,000,000 Series F convertible preferred shares were issued and outstanding which are convertible into 3,000,000 Ordinary Shares, (vii) 16,493,861 ordinary shares were issued and outstanding, (viii) options to purchase 10,123,485 ordinary shares had been issued or reserved for issuance and were unexercised, (ix) warrants to purchase 75,000 shares of Series B convertible preferred shares were issued and outstanding and (x) warrants to purchase 227,077 shares of Series D convertible preferred shares were issued and outstanding. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Parent were issued or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and free of preemptive or subscription rights or Liens. No other class of capital stock or other ownership interests of Parent or its Subsidiaries is authorized or outstanding. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, including any securities pursuant to which rights to acquire capital stock become exercisable only after a change of control of Parent or any of its Subsidiaries or upon the acquisition of a specified amount of Ordinary Shares or voting powers of Parent or any of its Subsidiaries. There are no outstanding contractual obligations (i) of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or (ii) of Parent to vote or to dispose of any shares of the capital stock of any of its Subsidiaries other than as contemplated by this Agreement. Since January 1, 2003, except as set forth in Section 5.02 of the Parent Disclosure Schedule, no shares of the capital stock of Parent or any of its subsidiaries have been issued other than pursuant to the exercise of Parent stock options and warrants already in existence and outstanding on such date and pursuant to the exercise of options to purchase Ordinary Shares issued under the Parent Plan, and neither Parent nor any of its Subsidiaries has granted any stock options, warrants or other rights to acquire any capital stock of the Company or any of its Subsidiaries. Except as set forth in Section 5.02 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries have any outstanding stock appreciation rights, phantom stock, performance based rights or other similar rights or obligations. Except as set forth in Section 5.02 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries have any (i) voting trusts, proxies or other voting arrangements or understandings with respect to the capital stock, (ii) agreements or arrangements pursuant to which the applicable entity is or could be required to register any shares of its capital stock or other securities under the Securities Act or (iii) bonds, debentures, notes or other indebtedness arrangements which grant any rights to vote (contingent or otherwise) on matters on which stockholders or equity holders of the applicable entity may vote.

Section 5.03. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly approved by the Board of Directors of Parent, which has recommended and directed that this Agreement and the Transactions be submitted to the shareholders of Parent for approval and adoption. Other than the approval and adoption by the holders of Parent Capital Stock as set forth in the Articles and the Existing Shareholders Agreement, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Transactions. Other than the approvals described in Section 6.04(b), no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 5.04. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under the DGCL and except as set forth in Section 5.04 of the Parent Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the Transactions will (i) conflict with or result in any breach of any provision of the Articles (following amendment and restatement of the Articles to the form attached on Schedule C) or the Certificate of Incorporation and bylaws of Sub, (ii) require any filing with, or permit, authorization, consent or approval of any Governmental Entity except for (A) the Certificate of Merger in Delaware and (B) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Transactions, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets.

(b) The Board of Directors of Parent, at a meeting duly called and held, has (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the holders of Parent Capital Stock, (ii) approved and adopted this

Agreement and (iii) determined to recommend that this Agreement and the Transactions be approved and adopted by the holders of Parent Capital Stock.

Section 5.05. Financial Statements. Parent has delivered to the Company its audited financial statements (balance sheet, statement of operations and statement of cash flow) on a consolidated basis for the fiscal years ended December 31, 2000 and December 31, 2001 (collectively, the “Parent Financial Statements”). The Parent Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent as of the dates, and for the periods, indicated therein. Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

Section 5.06. Absence of Certain Changes or Events. Since January 1, 2002, Parent and each of its Subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been any Material Adverse Change with respect to Parent or any of its Subsidiaries. Since January 1, 2002 and except as set forth in Section 5.06 of the Parent Disclosure Schedule, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) (A) any granting by Parent or any of its Subsidiaries to any executive officer or director of Parent or any of its Subsidiaries of any increase in cash compensation, (B) any granting by Parent or any of its Subsidiaries to any such executive officer or director of any increase in severance or termination pay, (C) any granting by Parent or any of its Subsidiaries to any such executive officer, director or other key employees of any loans or any increases to outstanding loans, (D) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of Parent or any of its Subsidiaries, any entry by Parent or any of its Subsidiaries into any employment, severance or termination agreement with any such employee or executive officer or director or (E) except in the ordinary course of business, any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing or other employee benefit plan or agreement or arrangement, (iv) any material damage, destruction or loss, whether or not covered by insurance, (v) any material payment to an Affiliate of Parent other than in the ordinary course of business or consistent with past practice, (vi) any revaluation by Parent of any of its material assets, (vii) any mortgage, Lien, agreement, claim or restriction placed upon any of the material properties or assets of Parent, other than licenses or other agreements with regard to the acquisition or disposition of any material Intellectual Property Right or rights thereto in the ordinary course of business consistent with past practice, (viii) any material change in accounting methods, principles or practices by Parent or (ix) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property Right or rights thereto other than licenses or other agreements in the ordinary course of business or consistent with past practice.

Section 5.07. Litigation. Except as set forth in Section 5.07 of the Parent Disclosure Schedule, there is no material private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its Subsidiaries after reasonable inquiry (the “Parent’s Knowledge”) credibly threatened against Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Parent or any of its Subsidiaries, or, to Parent’s Knowledge, any of their respective directors or officers (in their capacities as such), that would reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.08. No Undisclosed Liabilities. Except (i) as and to the extent set forth in the Parent Financial Statements, (ii) for Liabilities arising in the ordinary course of business not to exceed $250,000 and (iii) for Liabilities not required to be included in the Parent Financial Statements in accordance with GAAP, neither Parent nor any of its Subsidiaries have any undisclosed Liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its subsidiaries (including the notes thereto) as of the dates of the Parent Financial Statements. Since January 1, 2002, except as and to the extent set forth in any and all forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, of Parent, neither Parent nor any of its Subsidiaries has incurred any Liabilities of any nature, whether or not accrued, contingent or otherwise, in excess of $250,000 other than in the ordinary course of business.

Section 5.09. Compliance with Applicable Law. To Parent’s Knowledge, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in material compliance with the terms of the Parent Permits. Except as disclosed in Section 5.09 of the Parent Disclosure Schedule, the businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. As of the date of this Agreement, no material investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to Parent’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

Section 5.10. Restrictions on Business Activities. Except as set forth in Section 5.10 of the Parent Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as proposed to be conducted by Parent.

Section 5.11. Intellectual Property.

(a) Except as set forth in Section 5.11(a) of the Parent Disclosure Schedule, (i) neither the Parent nor any of its Subsidiaries has been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement by Parent or any of its Subsidiaries of any Intellectual Property Right of any other Person is material to Parent, and there is no such infringement by Parent or any of its Subsidiaries, (ii) neither Parent nor any of its Affiliates or Subsidiaries is a party to any outstanding action, suit or proceeding alleging infringement or misappropriation by any other Person of any item of Parent Intellectual Property Rights owned by Parent, and to Parent’s Knowledge, there is no such continuing infringement, and (iii) no item of the Parent Intellectual Property Rights is the subject of any pending opposition, interference, or cancellation proceeding. All Parent Intellectual Property Rights owned by the Parent are valid, enforceable and subsisting, and there is no reason why any Parent Intellectual Property Rights should be found invalid or unenforceable in accordance with their terms. No claims challenging the validity, ownership or enforceability of the Parent Intellectual Property Rights owned by Parent are pending or, to Parent’s Knowledge, are threatened by any Person. There are no unpaid maintenance fees, relating to any Parent Intellectual Property owned by Parent. No Parent Intellectual Property Right owned by Parent is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Parent or restricting the licensing thereof by Parent to any Person.

(b) None of the material processes and formulae, research and development results and other know-how of Parent, the value of which to Parent or any of its Subsidiaries is contingent upon maintenance of the confidentiality thereof, has been disclosed by Parent or any of its Subsidiaries to any Person that is not bound by written confidentiality agreements. Parent and its Subsidiaries have secured written assignments from all consultants and employees who contributed to the creations or development of any Parent Intellectual Property Rights owned by Parent or the rights to such contributions that Parent and its Subsidiaries do not already own by operation of law.

(c) Parent owns or has the right to use, free and clear of any Liens, except as set forth in Section 5.11(c) of the Parent Disclosure Schedule, all Intellectual Property Rights, and Parent Intellectual Property Rights are sufficient, for the conduct of its business as currently conducted. Each of Parent’s Subsidiaries owns, or has the right to use, free and clear of any Liens, except as set forth in Section 5.11(c) of the Parent Disclosure Schedule, all Intellectual Property Rights necessary, and such Parent Intellectual Property Rights are sufficient for each of them respectively, for the conduct of each of their respective businesses as currently conducted.

Section 5.12. Property. Section 5.12 of the Parent Disclosure Schedule accurately identifies all real property, leases and other rights in real property, structures and other buildings of Parent (collectively, the “Parent Properties”). All tangible properties and assets owned by Parent, real and personal, material to the conduct of their respective businesses are, except for changes in the ordinary course of business since December 31, 2001, reflected in the Parent Financial Statements. Parent has good and marketable title to its real and personal tangible property reflected in the Parent Financial Statements or acquired by it since December 31, 2001, free and clear of all Title Liens, other than Parent Permitted Title Liens. All real property, structures and other buildings and material equipment of Parent and its Subsidiaries is currently used in the operation of the business in which they are engaged, is adequately maintained and is in satisfactory operating condition and repair for the requirements of the business as presently conducted.

Section 5.13. Environmental Matters. Parent is not and has not been in violation in any material respect of any Environmental Law relating to the properties or facilities of Parent and its Subsidiaries at which any part of Parent’s business is or has been conducted. Neither Parent nor any of its Subsidiaries has used, generated, manufactured or stored on or under any part of its properties or facilities at which any part of Parent’s business is or has been conducted, or transported to or from any part thereof, any Hazardous Materials in violation in any material respect of any applicable Environmental Laws. There has not been any disposal, or release of any Hazardous Materials on, from or under any part of the properties of Parent or any of its Subsidiaries or facilities at which any part of Parent’s business is or has been conducted by Parent or its agents. No civil, criminal or administrative action, proceeding or investigation is pending against Parent or any of its Subsidiaries, or to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries, and Parent is not aware of any facts or circumstances which could form the basis for assertion of a claim or liability, regarding non-compliance with Environmental Laws by Parent or any of its Subsidiaries in any material respect.

Section 5.14. Insurance. Section 5.14 of the Parent Disclosure Schedule accurately identifies each material insurance policy (including policies providing property, casualty, environmental liability, liability, malpractice and workers compensation insurance) and all other material types of insurance maintained by Parent and its Subsidiaries, together with carriers and liability limits for each such policy. Each such policy is duly in force and no notice has been received by Parent or any of its Subsidiaries from any insurance carrier purporting to cancel or reduce coverage under any such policy. Except as set forth in Section 5.14 of the Parent Disclosure Schedule, Parent and its Subsidiaries are current in all premiums or other payments due thereunder and no notice has been received by Parent or any of its Subsidiaries from any insurance carrier purporting to increase any such premiums in any material respect. All insurance coverage held for the benefit of Parent or any of its Subsidiaries is adequate to cover risks customarily insured against by similar companies in their industry.

Section 5.15. Tax Matters.

(a) Except as set forth in Section 5.15 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries (and any affiliated group (within the meaning of Section 1504(a) of the Code) of which any such Subsidiary is now a member) has filed all income Tax Returns and all other material Tax Returns required to be filed by it. All such returns are complete and correct in all material respects. Each of Parent and its Subsidiaries (i) has paid to the appropriate authorities all Taxes required to be paid by it (without regard to whether a Tax Return is required), except Taxes for which an adequate reserve has been established on the Parent Financial Statements, and (ii) has withheld and paid to the appropriate authorities all withholding taxes required to be withheld by it. The Parent Financial Statements reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through December 31, 2001. Parent is entitled to certain tax benefits, based on its status as an Approved Enterprise under the Law for the Encouragement of Capital Investments 5744-1984. Parent has materially complied and is in material compliance with all of the terms and provisions of its approved investment program in order to retain its status as an Approved Enterprise.

(b) Except as set forth in Section 5.15 of the Parent Disclosure Schedule, no Tax Return of Parent or any of its Subsidiaries is under audit or examination by any taxing authority. There are no claims, actions, proceedings, investigations or inquiries pending against Parent or any of its Subsidiaries with respect to any Taxes for which Parent or any of its Subsidiaries is liable. No taxing authority has given written notice to Parent or any of its Subsidiaries of the commencement of any claims, actions, proceedings, investigations or inquiries with respect to Taxes. No material issues relating to Taxes were raised in writing by a taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. No claim has been made to Parent or any of its Subsidiaries by any taxing authority in any jurisdiction where it does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(c) All Taxes assessed upon Parent or any of its Subsidiaries with respect to any completed and settled claims, actions, proceedings, investigations or inquiries by any taxing authority have been paid in full.

(d) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes imposed with respect to Parent or any of its Subsidiaries except for extensions resulting from the filing of a Tax Return after its original due date in the ordinary course of business, and no power of attorney with respect to Taxes has been executed or filed with any taxing authority.

(e) None of Parent or its Subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(f) No Liens for Taxes exist with respect to any assets or properties of Parent or any of its Subsidiaries, except for Liens for Taxes not yet due.

(g) None of Parent or its Subsidiaries shall be required to include in a taxable period ending after the Effective Date income attributable to amounts that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or Section 481 of the Code, or comparable provisions of state, local or foreign tax law.

(h) After consulting with its tax advisors, Parent reasonably believes that, as of the date of this Agreement and immediately after the Effective Time, Parent is not and will not be (i) a “passive foreign investment company,” as defined in Section 1297 of the Code (a “PFIC”), (ii) a “controlled foreign corporation,” as defined in Section 957 of the Code (a “CFC”), or (iii) a “foreign personal holding company,” as defined in Section 552 of the Code (a “FPHC”).

(i) No Subsidiary of Parent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (i) is a “consenting corporation” under Section 341(f) of the Code, nor has any such Subsidiary agreed to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any asset owned by it; (ii) is a party to any agreement, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of Parent, in the payment of any “excess parachute payment,” within the meaning of Section 280G of the Code; (iii) has participated in an international boycott as defined in Section 999 of the Code; (iv) is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (v) owns any asset which directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; or (vi) owns any asset which is tax-exempt use property within the meaning of Section 168(h) of the Code.

(j) Neither Parent nor its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for tax purposes, or has elected to be treated as a branch or a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 5.16. Interested Party Transactions. Except as set forth in Section 5.16 of the Parent Disclosure Schedule, Parent is not and all of its Subsidiaries are not indebted to any of their respective directors, officers, employees or agents (except for current salary payments and reimbursement of ordinary expenses), and no such Person is indebted to Parent.

Section 5.17. Minute Books. The minute books of Parent and its Subsidiaries made available to the Company contain a complete and accurate summary of all meetings of directors and Stockholders or actions by written consent since the time of incorporation of Parent through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 5.18. Takeover Provisions Inapplicable. No Takeover Statute is applicable to this Agreement and the Transactions.

Section 5.19. Material Contracts. Except as set forth in Section 5.19 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is party to or bound by any:

(a) employment or consulting agreement or contract that has an aggregate future liability in excess of $250,000 annually and is not terminable by Parent or any of its Subsidiaries by notice of not more than 60 days for a cost of less than $250,000;

(b) employee collective bargaining agreement or other contract with any labor union;

(c) covenant of Parent or any of its Subsidiaries with any third-party not to compete;

(d) agreement, contract or other arrangement with any current or former officer, director, or any Affiliate or relative thereof, of Parent or any of its Subsidiaries (other than employment agreements covered by clause (a) above) in excess of $250,000;

(e) lease, sublease or similar agreement involving annual payments in excess of $100,000 with any Person (other than Parent) under which Parent or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person (other than Parent), (A) any Parent Properties or (B) any portion of any premises otherwise occupied by Parent or any of its Subsidiaries;

(f) lease or similar agreement with any Person (other than Parent) under which (A) Parent is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Parent is a lessor or sublessor of, or makes available for use any Person, any tangible personal property owned or leased by Parent, in any such case which has an aggregate annual future liability or receivable, as the case may be, in excess of $250,000 and is not terminable by Parent by notice of not more than 60 days for a cost of less than $250,000;

(g) (A) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory and supplies in the ordinary course of business consistent with past practice) in excess of $250,000 annually, (B) management, service, consulting or other similar type of contract in excess of $250,000 annually, or (C) advertising agreement or arrangement, in any such case which has an aggregate, fixed and specified future liability to any Person (other than Parent) in excess of $250,000 and is not terminable by Parent by notice of not more than 60 days for a cost of less than $250,000;

(h) material license, option or other agreement under which Parent is licensee or licensor of any Intellectual Property Rights;

(i) agreement, contract or other instrument under which Parent has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than Parent) or any other note, bond, debenture or other evidence of indebtedness issued to any Person (other than Parent);

(j) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any Person (including Parent) has directly or indirectly guaranteed Liabilities of Parent or (B) Parent has directly or indirectly guaranteed Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(k) agreement, contract or other instrument under which Parent has, directly or indirectly, made any advance, loan, extension of credit or capital contribution in excess of $250,000 to, or other investment in any Person;

(l) mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien or other encumbrance upon any Parent Properties;

(m) agreement or instrument providing for indemnification of any Person with respect to Liabilities relating to any current or former business of Parent or any predecessor Person exclusive of (A) indemnifications included in other documents listed in Parent Disclosure Schedule or granted to sellers of real property owned or leased by Parent or its Affiliates or (B) agreements to indemnify any other Person against any charge of infringement of any Intellectual Property Rights; or

(n) any other material agreement, contract, management contract, lease, license, commitment or instrument to which Parent is a party or by or to which it or any of its assets or business is bound or subject, not covered by any of the categories specified in clauses (a) through (m) above which would require fixed and specified annual payments in excess of $250,000 annually.

All Contracts of Parent and its Subsidiaries listed in Section 5.19 of the Parent Disclosure Schedule (collectively for purposes of this Section 5.19, the “Material Contracts”) are valid and binding in accordance with their terms and in full force and effect (unless terminated in accordance with their terms) and, assuming such Material Contracts are valid and binding obligations of the parties thereto other than Parent and its Subsidiaries, are enforceable by Parent in accordance with its terms. Parent and its Subsidiaries performed all material obligations required to be performed by them to date under the Material Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and, to Parent’s Knowledge, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

Section 5.20. Brokers; Fees and Expenses. No broker, investment banker, financial advisor, consultant or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.21. Change of Control. Except as set forth in Section 5.21 of the Parent Disclosure Schedule, the Transactions will not require the consent from or the giving of notice to a third-party pursuant to, permit a third-party to terminate or accelerate vesting, repayment or repurchase rights, or create any other detriment under the terms, conditions or provisions of any Parent Obligation.

Section 5.22. Labor Relations and Employment.

(a) (i) There is not now, nor has there ever been a labor strike, dispute, slowdown, stoppage or lockout, nor are any pending, or, to Parent’s Knowledge, threatened against Parent or its Subsidiaries, and during the past three years there has not been any such action; (ii) no union claims to represent the employees of Parent; (iii) Parent is not a party to or bound by, nor do any of its employees benefit from, any collective bargaining or similar agreement by way of any applicable employment laws and regulations and extension orders (“tzavei harchava”) or any collective bargaining arrangements with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent; (iv) none of the employees of Parent or any of its Subsidiaries is represented by any labor organization and to Parent’s Knowledge, there are no current union organizing activities among the employees of Parent, nor are there representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal; (v) Parent and each of its Subsidiaries is, and has at all times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law; (vi) no unfair labor practice charge has been received by Parent or its Subsidiaries and no complaint against Parent or any of its Subsidiaries is pending or, to Parent’s Knowledge, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) there is no grievance with respect to or relating to Parent or any of its Subsidiaries arising out of any collective bargaining agreement or other similar grievance procedure; (viii) no charges with respect to or relating to Parent or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) Parent has not and its Subsidiaries have not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Parent or any of its Subsidiaries and no such investigation is in progress; and (x) there are no complaints, lawsuits or other proceedings pending or to Parent’s Knowledge threatened in any forum by or on behalf of any present or former employee of Parent or any of its Subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(b) To Parent’s Knowledge, since the enactment of the Worker Adjustment and Retraining Notification Act (“WARN Act”), there has not been (i) a “plant closing” (as defined in the WARN Act) by Parent or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or its Subsidiaries; or (ii) a “mass layoff (as defined in the WARN Act) by Parent or any of its Subsidiaries affecting any site of employment or facility of Parent or any of its Subsidiaries; nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. To Parent’s Knowledge, none of the employees of Parent and its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) since three months prior to the date of this Agreement.

Section 5.23. No prior Activities. Except for obligations incurred in connection with its incorporation, the negotiation of this Agreement and the consummation of the Transactions, Sub has not incurred any material obligation or material liability or entered into any material agreement or arrangement with any Person.

Section 5.24. Representations Complete. None of the representations or warranties made by Parent in this Article V contains as of the date hereof, any untrue statement of fact, and does not omit as of the date hereof to state any fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading in any material respects.

ARTICLE VI

COVENANTS

Section 6.01. Conduct of Business of the Company. Except as contemplated by this Agreement, as expressly agreed to in writing by Parent or as set forth in Section 6.01 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Date, the Company and each of its Subsidiaries will conduct their respective operations according to their ordinary and usual course of business and consistent with past practice and use their respective commercially reasonable efforts to preserve intact, in all material respects, each of their respective current business organizations, keep available the services of their respective current officers and employees and preserve their relationships with customers, suppliers, strategic partners, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill and will not:

(a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions, or similar payments in respect of, any of its capital stock, or otherwise make any payments to the Stockholders in their capacity as such, other than dividends declared prior to the date of this Agreement, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of Company Capital Stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of Company Capital Stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent except for issuances in connection with the exercise of options or warrants outstanding prior to the date hereof in accordance with their current terms;

(c) amend its organizational documents including without limitation its Certificate of Incorporation or bylaws;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that in the aggregate have a value in excess of $100,000;

(e) except in the ordinary course of business, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that in the aggregate have a value exceeding $100,000;

(f) except in the ordinary course of business, cancel, terminate or materially amend or otherwise modify, or terminate, any Contract, or enter into any joint venture or management agreement or other material agreement of the Company;

(g) except in the ordinary course of business under the Company’s existing line of credit (including letters of credit), incur any additional indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments, or secured by any Lien on any property, conditional sale obligations, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction) in a single transaction or a group of related transactions, enter into a guaranty, or engage in any other financing arrangements having a value in excess of $100,000, or make any loans, advances or capital contributions to, or investments in, any other Person (other than loans to employees having an aggregate outstanding value not exceeding $100,000);

(h) split, combine or reclassify its capital stock whether through merger, liquidation, reorganization, restructuring or any other fashion or otherwise alter its corporate structure or ownership;

(i) except as may be required as a result of a change in law or in GAAP, change its method of accounting or any accounting principle, method, estimate, practice used by it;

(j) except as may be required as a result of a change in law or in GAAP, revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(k) make any material Tax election, change any annual Tax accounting period, amend any Tax Return, settle or compromise any Income Tax liability, enter into any closing agreement, settle any Tax claim or assessment, or surrender any right to claim a Tax refund;

(l) except in the ordinary course of business, settle or compromise any pending or threatened suit, action or claim which would reasonably be expected to result in damages or costs of $100,000 or more or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any suit, action or claim;

(m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

(n) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing savings, severance, incentive or other or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or, except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit, or grant any loans or increases to any outstanding loans to any of the Company’s directors or officers;

(o) waive, amend or allow to lapse any term or condition of any confidentiality, “standstill,” consulting, advisory or employment agreement to which the Company is a party;

(p) approve any annual operating budgets for the Company;

(q) change the Company’s dividend policy;

(r) enter into any transaction with Affiliates which are not entered into on arms length terms and automatically terminable, upon its terms, without cost as of the Effective Time;

(s) (A) enter into any business other than the business currently engaged in by the Company or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures which individually or in the aggregate do not exceed $100,000 or make payments in connection with the foregoing;

(t) pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property or (iv) make a general assignment for the benefit of its creditors;

(u) purchase or lease or enter into a binding agreement to purchase or lease any real property having an annual required payment exceeding $100,000;

(v) enter into or amend, modify or voluntarily terminate any employment, consulting or independent contractor agreement, arrangement or understanding with any officer, director, or any relative thereof;

(w) enter into any development agreement with a third-party, option relating to such development agreement or any other obligations thereunder which in the aggregate would have a cost to the Company in excess of $100,000;

(x) permit any discounting or promotional activities with respect to its business which are inconsistent with past practice in the ordinary course of business;

(y) maintain insurance coverage at less than presently existing levels;

(z) except in the ordinary course of business, sell, transfer, lease, pledge, dispose or otherwise voluntarily encumber in any way, or agree to do any of the foregoing, in whole or in part, the Company Intellectual Property Rights, or knowingly or intentionally take any action which would reduce, diminish or destroy the value of the Company Intellectual Property Rights or disseminate or disclose to others the confidential or proprietary information involving the Company’s Intellectual Property Rights in violation of the terms of any non-disclosure agreements or otherwise violate the confidentiality provisions of this Agreement with respect to any Company Intellectual Property Rights;

(aa) not enter into any Contract which, if entered into prior to the date of this Agreement, would have been required to have been to have been disclosed in Section 4.24 of the Company Disclosure Schedule, provided, however, that the foregoing shall not prevent the either of the Company or any of its Subsidiaries from entering into any extension, renewal or replacement of any Material Contract disclosed in Section 4.24 of the Company Disclosure Schedule in accordance with the terms of such Contract or otherwise on terms that are not materially less advantageous to the Company or the applicable Subsidiary than the terms of the Contract so disclosed; or

(bb) take, or agree in writing or otherwise to take, any of the foregoing actions.

During the period from the date of this Agreement through the Effective Date, (i) as reasonably requested by Parent so as not to interfere with ongoing operations of the Company and its Subsidiaries, the Company shall confer on a regular basis with one or more representatives of Parent with respect to material operational matters; (ii) the Company shall, within 30 days following each fiscal month, deliver to Parent management prepared unaudited financial statements as to the Company and its Subsidiaries, including an income statement and balance sheet for such month; and (iii) upon obtaining knowledge of any Material Adverse Change to the Company or its Subsidiaries, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein, the Company shall promptly notify Parent thereof.

Section 6.02. No Solicitation.

(a) The Company, its Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company and its Subsidiaries or any business combination with the Company and its Subsidiaries (except as contemplated by this Agreement). The Company agrees that, prior to the Effective Date, it shall not, and shall not authorize or permit any of its Affiliates or their respective directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any Person (other than Parent, its Affiliates or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or the Transactions.

(b) From and after the execution of this Agreement, the Company shall promptly advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Proposal, identify the offeror and furnish to Parent a copy of any such proposal or inquiry, if it is in writing, relating to an Acquisition Proposal. The Company shall promptly advise Parent of any material development relating to such proposal, including the results of any discussions or negotiations with respect thereto.

Section 6.03. Notice of Certain Events. The Company and Parent shall promptly notify each other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions which has not been obtained as of the date hereof;

(b) any notice or other communication from any Governmental Entity in connection with the Transactions;

(c) any action, suits, claims, governmental investigations or proceedings commenced or, to the actual knowledge of the executive officers of the notifying Party, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries;

(d) a governmental administrative or other order or notification relating to any material violation or claimed violation of law;

(e) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Date as if such representation or warranty was made as of such date; and

(f) any material failure of any Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice or be deemed an admission against interest in connection with any rights or obligations hereunder, or in and of itself relieve the recipient of its obligation to consummate the Transactions.

Section 6.04. Approvals.

(a) The Company shall, as soon as practicable following the date of this Agreement, use its best efforts to take all actions necessary, in accordance with § 1201(a) of the California Corporation Code, the DGCL and its Certificate of Incorporation and bylaws, to obtain the requisite approval by the stockholders of the Company entitled to vote thereon by written consent, in form satisfactory to Parent, for the purpose of obtaining the approval and adoption of this Agreement, the Merger and the Transactions.

(b) As soon as practicable following the date of this Agreement but no later than the Effective Time and in accordance with the laws of Israel and its Articles and any such fiduciary obligations thereunder, the Board of Directors of Parent shall (i) take all action necessary to convene a meeting of the holders of Parent Capital Stock, (ii) recommend the approval of this Agreement and the Transactions to the holders of the Parent Capital Stock, and (iii) recommend the amendment and restatement of the Articles in accordance with the terms set forth on Schedule C to this Agreement.

Section 6.05. Confidentiality. The Company and its Affiliates and Parent and Sub, will hold, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company, Parent and Sub furnished in connection with the Transactions, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Party, (ii) in the public domain through no fault of such Party, (iii) later lawfully acquired by such Party from sources other than such Party or (iv) as is otherwise required by law to be disclosed; provided that such Party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Transactions so long as such Persons are informed by such Party of the confidential nature of such information and are directed by such Party to treat such information confidentially; and provided further, that the Parties may disclose the structure and federal income tax consequences of the Merger without disclosing the parties or other identifying details of the Transaction. The obligation of such Party and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, such Party and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy, delete (with no possibility of electronic undeletion), erase or deliver to the owner of disclosed information, upon request, all tangible or electronic documents and other materials (including duplicate e-mails and attachments thereto), and all copies thereof whether in tangible or electronic form, obtained by such Party of its Affiliates or on their behalf from the owner of disclosed information in connection with this Agreement that are subject to such confidence. In the event of the termination of this Agreement, such Party will use its best efforts to ensure that it does not retain tangible or electronic forms of any confidential information furnished in connection with the Transactions.

Section 6.06. Prevention of Obstacles to Merger. The Parties hereto shall use reasonable efforts to prevent the entry of any Injunctions and to appeal as promptly as possible any such Injunction that may be entered.

Section 6.07. Government Filings. Parent and the Company shall file all reports and correspondence required to be filed with any Governmental Entity in order to effect the Merger and consummate the Transactions.

Section 6.08. Parent Officers and Directors. At Closing, Parent shall cause the Persons listed on Schedule B to be appointed by Parent’s Board of Directors to the offices of Parent listed opposite each such Person’s name on Schedule B. On the Closing all of Parent’s current directors who will not be directors following the Closing shall resign from their directorship, and new directors shall be appointed as provided in the Amended and Restated Articles.

Section 6.09. Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.10. Indemnification of Officers and Directors.

(a) For a period commensurate with the statute of limitation applicable to claims for which indemnity may be sought from the Company by the Company’s past or present officers or directors, Parent and the Surviving Corporation shall not amend the Surviving Corporation’s certificate of incorporation or bylaws, existing employment agreements, or existing indemnification agreements in a manner that voids, abridges, nullifies or decreases the Company’s lawful obligations to indemnify any past or present officers and directors of the Company for acts or omissions that occurred prior to the Effective Time.

(b) The provisions of this Section 6.10 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 6.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, Applicable Law or otherwise. Parent shall pay any indemnification amounts that become payable to past or present officers or directors pursuant to the rights of such past or present officers or directors described in this Section 6.10 to the extent the Company is unable to pay such amounts. In addition, if any past or present officer or director shall be forced to commence an action to enforce his or her rights under this Section 6.10, Parent and the Surviving Company shall reimburse the costs of such suit provided such officer or director is the prevailing party in such suit.

Section 6.11. Offer Letters; Benefits. On or prior to the Closing Date, Parent shall, or cause the Surviving Corporation to, deliver an at-will employment offer letter to each employee of the Company who has not otherwise executed an employment agreement with the Surviving Corporation that (i) offers employment terms and benefits (other than with respect to option grants and subject to the second sentence of this Section 6.11) substantially similar in the aggregate to those currently applicable to such employee and (ii) are conditioned upon each accepting employee’s execution and delivery of the D US standard non-disclosure, non-solicitation and arbitration agreements. Parent shall take such, or cause one or more of its Subsidiaries to take, actions as are reasonably necessary to allow each employee of the Company after the Effective Time to participate in the health, welfare and other benefit programs of the Surviving Corporation that are substantially equivalent to those applicable to employees of the Company in similar functions and positions on similar terms; provided, that each such employee accepts the terms of employment offered to such employees pursuant to this Section 6.11.

Section 6.12. Satisfaction of Conditions Precedent. Subject to any more stringent action or performance standards set forth herein, the Company and Parent will use their reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article IX, and the Company and Parent will use their reasonable best efforts to cause the Transactions to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third-parties and to make all filings with, and give all notices to, third-parties which may be necessary or reasonably required on its part in order to effect the Transactions.

Section 6.13. Tax Matters.

(a) Upon the request of a Company stockholder, Parent shall determine annually, after consultation with tax advisors recognized nationally in the United States, whether, to the best of its knowledge and belief, it was a PFIC during the preceding year, and shall provide to such Company stockholder and any other requesting Company stockholder written confirmation of its determination. If Parent or the U.S. Internal Revenue Service (the “IRS”) determines that Parent was a PFIC during a year, then, in connection with any “Qualified Electing Fund” election made by a Company stockholder pursuant to Section 1295 of the Code with respect to its ownership of Parent capital stock, Parent shall provide annual financial information to such Company stockholder as Parent reasonably determines (after consultation with tax advisors recognized nationally in the United States) is required for such Company stockholder to prepare its U.S. federal income tax returns in connection with such Qualified Electing Fund election. If Parent determines that it is a PFIC, Parent shall provide such information for each applicable year by March 31 of the next year; if the IRS so determines, Parent shall provide such information within 90 days of the receipt of written notice of such determination.

(b) Parent shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times Parent is treated as a corporation for United States federal income tax purposes.

(c) After the Effective Date, Parent shall (i) cause the Company to attach to its timely filed U.S. federal income tax return for the taxable year in which the Merger occurs a statement titled, “Section 367(a) – Reporting of Cross-Border Transfer Under Reg. § 1.367-3(c)(6)” and including the information required to be disclosed in such statement by Section 1.367(a)-3(c)(6) of the Treasury Regulations; (ii) notify the relevant former shareholders of the Company of any disposition (or deemed disposition), in each case within the meaning of Section 1.367(a)-8(e) of the Treasury Regulations, by Parent of any shares of Company Capital Stock on or before December 31, 2008; and (iii) for each taxable year of each such former shareholder of the Company ending on or before December 31, 2008, unless notification is provided under clause (ii) of this Section 6.13(c), timely prepare and transmit to such former shareholders a statement that the Company Capital Stock acquired by Parent in the Merger has not been so disposed of (or deemed disposed of) and describing any transfers of Company assets outside the ordinary course of business during the calendar year preceding the delivery of the statement.

(d) After the Effective Date, Parent shall take commercially reasonable measures to avoid becoming a CFC, FPHC or a PFIC. In the event that Parent should at any time become a CFC, a FPHC or a PFIC, to the extent that Parent does not make a distribution to its United States shareholders (as defined in Section 951(b) of the Code in the case of a CFC) or to its United States shareholders (as defined in Section 551(a) of the Code in the case of a FPHC) or to its shareholders that constitute United States persons (as defined in Section 7701(a)(30) in the case of a PFIC) equal to 50% of the amount of income required to be included in gross income for U.S. federal income tax purposes by such shareholders, it shall take all measures to avoid, to the maximum extent possible, receiving income of any nature as would cause such shareholders to be required to so include such income.

Section 6.14. Israeli Registrar of Companies. Parent shall pay the required stamping fee and file a notice of issuance of the Merger Shares duly signed with the Israeli Registrar of Companies within the time period set forth in the applicable law.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01. Access to Information. From the date hereof until the Effective Date, each Party shall (i) give the other Parties and their respective counsel, financial advisors, auditors and other authorized representatives (the “Representatives”) full access to the offices, properties, books and records of such Party during normal business hours, (ii) furnish to the other Parties and their respective Representatives such financial and operating data and other information as such may be reasonably requested and (iii) instruct the employees of each Party and its Representatives to cooperate with the other Parties in their investigation of the business; provided, that no investigation pursuant to this Section 7.01 shall affect any representation or warranty given by the Company to Parent and Sub hereunder.

Section 7.02. Complete Copies of Materials. Each of the Company and Parent has delivered or made available true and complete copies of each document which has been requested by the Company or Parent, as applicable, or their respective counsel or other advisors and agents in connection with their legal and accounting review of the Company and Parent, as applicable.

Section 7.03. Fees and Expenses. Whether or not the Transactions are consummated, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the Transactions. Parent shall be responsible to pay all stamp taxes due in connection with the issuance of the Merger Shares.

Section 7.04. Tax Consequences. The Parties intend that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. From and after the date of this Agreement and until the Effective Time, the Parties shall use their reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken which action or failure to act would prevent the Merger from qualifying as a reorganization. For a period of two years following the Effective Time, Parent shall not cause or permit to occur (i) any reacquisition by Parent or any Parent Affiliate of any Parent stock issued in the Merger for consideration other than Parent voting stock (other than open market purchases), (ii) any issuance of additional shares of stock of the Surviving Corporation that would result in Parent losing Control of the Surviving Corporation, (iii) any sale or other disposition of the shares of stock of the Surviving Corporation, except for transfers of stock to corporations of which Parent is in Control and successive transfers to corporations of which the transferor corporation in each case is in Control, (iv) any sale or other disposition of any of the assets of the Surviving Corporation, except for dispositions made in the ordinary course of business or transfers of assets to corporations of which the Surviving Corporation is in Control and successive transfers to corporations of which the transferor corporation in each case is in Control and sales or dispositions for which the Surviving Corporation receives assets of at least equal value in exchange, (v) any state law liquidation of the Surviving Corporation, (vi) any merger of the Surviving Corporation with or into another corporation except D US and except for any subsequent merger which would not adversely affect the qualification of the Merger as a reorganization, or (vii) any failure of the Surviving Corporation or one or more members of Parent’s qualified group (as defined in Section 1.368-1(d)(4)(ii) of the Treasury Regulations) to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business. For the purposes of the immediately preceding sentence, (i) “Parent Affiliate” shall mean any corporation that is related to Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations and any partnership in which Parent or a Parent Affiliate is a partner, and (ii) “Control” shall mean direct ownership of stock possessing at least eighty percent of the total combined voting power of all classes of stock entitled to vote and at least eighty percent of the total number of shares of each other class of stock of the corporation (for this purpose a person is not considered to own voting stock if a third party has the right to vote or control the voting of such stock). No Party will take any position on any U.S. federal, state or local income or franchise Tax Return, or take any other reporting position, that is inconsistent with the treatment of the Merger as a reorganization unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

Section 7.05. California Fairness Hearing. The Parties shall take all reasonable steps required to be taken under the applicable provisions of the Securities Act and under applicable California law in connection with seeking qualification of the issuance of the Merger Shares as exempted securities under Section 3(a)(10) of the Securities Act. The Parties shall use their commercially reasonable efforts to ensure that the California Department of Corporations grants a permit certifying that the exchange of the Merger Shares for the Company Capital Stock as contemplated by the Transactions is “fair, just and equitable”.

Section 7.06. No Publicity No public announcement (including to employees of the Company or Parent) of the existence of this Agreement shall be made without the prior written consent of each Party, which consent may be withheld at the sole discretion of any Party; provided, however, that the Parties may comply with any information delivery requirements related to the California fairness hearing described in Section 7.05 or make such disclosures as are required by applicable law.

ARTICLE VIII

TERMINATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS;

INDEMNIFICATION

Section 8.01. Termination of Representations, Warranties and Covenants. All representations, warranties and covenants made by the Company, Parent and Sub herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall terminate on the Closing Date, and none of the Company, the Company’s Subsidiaries, Parent and Sub shall have liability therefor at any time on or after the Closing Date; provided, however that the covenants contained in Article III and Section 6.10, 6.11, 6.13 and 6.14 shall survive the Closing and shall continue to be enforceable until they expire by their terms.

Section 8.02. Indemnification by the Company. If the Closing does not occur and Parent had the right to terminate this Agreement pursuant to Sections 10.01(b) or 10.01(d), the Company and its Subsidiaries will jointly and severally indemnify and hold harmless Parent, Sub, the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions or causes of action, including, without limitation, legal fees and any unpaid liquidated damages payable pursuant to Section 10.02 (collectively, “Damages”)

arising out of any breach of or default in connection with any of the representations and warranties in Article IV and covenants and agreements given or made by the Company in this Agreement and the Company Disclosure Schedule.

Section 8.03. Indemnification by Parent. If the Closing does not occur and the Company had the right to terminate this Agreement pursuant to Sections 10.01(c) or 10.01(d), Parent and Sub will jointly and severally indemnify and hold harmless the Company, the Company’s Subsidiaries, the Stockholders, and each Person, if any, who controls or may control the Company within the meaning of the Securities Act (hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any Damages arising out of any misrepresentation or breach of or default in connection with any of the representations and warranties in Article V and covenants and agreements given or made by Parent or Sub in this Agreement and the Parent Disclosure Schedule.

Section 8.04. Third-Party Claims.

(a) Except as otherwise provided herein, promptly, but no later than 10 business days after receipt by a Person entitled or claiming to be entitled to indemnification pursuant to this Article VIII (“Indemnitee”) of written notice of the commencement of any action or the assertion of any claim, liability or obligation by a third-party, against which claim, liability or obligation a Person is, or may be, required under this Article VIII to indemnify Indemnitee (“Indemnitor”), Indemnitee will, if a claim thereon is to be made against Indemnitor, notify Indemnitor in writing as promptly as practicable of the commencement or assertion thereof (the “Claim Notice”) and give Indemnitor a copy of such claim, process and all legal pleadings relating thereto.

(b) Indemnitor shall have the right to contest and conduct the defense of such action by giving written notice to Indemnitee of its election to do so within ten business days of the receipt of the Claim Notice. Indemnitor shall conduct the defense of the third-party claim actively, diligently and in good faith thereafter in order to preserve its rights and the rights of the Indemnitee in this regard. Indemnitee may participate in such defense by counsel of its own choosing at its own expense. If Indemnitee shall be required by final judgment not subject to appeal or by a settlement agreement to pay any amount in respect of any obligation or liability against which Indemnitor has agreed to indemnify Indemnitee under this Agreement, such amount plus all reasonable expenses incurred by such Indemnitee in accordance with such obligation or liability (including, without limitation, reasonable attorneys’ fees (other than fees incurred by counsel to Indemnitee employed pursuant to the immediately preceding sentence) and costs of investigations) shall be promptly paid by Indemnitor to Indemnitee, subject to reasonable documentation.

(c) Indemnitee shall not settle or compromise any claim, action or proceeding without the prior written consent of Indemnitor and (ii) Indemnitor shall not settle or compromise any claim, action or proceeding without the prior written consent of Indemnitee, which consent shall not be unreasonably withheld.

(d) Indemnitee shall use reasonable efforts to mitigate any damage, loss, cost, expense, liability or obligation with respect to which it shall be entitled to indemnification hereunder.

(e) Failure of Indemnitee to give the Claim Notice to Indemnitor within the ten business day period required hereunder shall not affect Indemnitee’s rights to indemnification hereunder, except to the extent (and then only to the extent that) Indemnitor incurs additional expenses or Indemnitor’s defense of such claim is actually prejudiced by reason of such failure to give timely notice.

ARTICLE IX

CONDITIONS

Section 9.01. Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of the Parties to effect the Transactions are subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a) No Injunctions. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger (“Injunctions”‘) shall be in effect.

(b) Existing Shareholders Rights Agreement. The Existing Shareholders Rights Agreement shall have been lawfully amended to remove terms and provisions that conflict with the Articles.

(c) Articles Amendment. The Articles in substantially the form set forth on Schedule C shall have been lawfully adopted and become effective under Israeli law.

(d) Israeli Investment Center Approval. Approval of the Transactions by the Israeli Investment Center shall have been received.

(e) Employment Agreement. Nirav Tolia shall have entered into a written employment agreement with D US or one of its Affiliates that includes terms substantially similar to the notice, severance, acceleration and non-competition terms provided in the employment agreement between D US and Daniel T. Ciporin in effect of the date of this Agreement.

Section 9.02. Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Transactions are subject to the satisfaction, or waiver by Parent, in writing, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and Parent shall have received a certificate of the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(c) Material Adverse Change. There shall not have occurred between the date hereof and the Closing Date a Material Adverse Change to the Company and its Subsidiaries.

(d) Legal Opinion. Parent shall have received the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, special counsel to the Company in the form set forth in Schedule D.

(e) California Securities Permit. The California Department of Corporations shall have granted a permit certifying the “fairness” of the exchange of the Merger Shares for the Company Capital Stock and thereby qualifying the Merger Shares as exempted securities under the Securities Act.

(f) Stockholder Approval. The requisite affirmative votes for the approval and adoption of the Transactions by the holders of the Company Capital Stock shall have been received.

(g) Consent to Lease Transfer. The Company shall have received the consent of Sierra Point, L.L.C., the landlord under that certain real property lease by and between the Company and Sierra Point, L.L.C. dated as of December 31, 1999, to the Transfer (as defined in such lease) pursuant to the terms of such lease.

(h) Certificate of Non-USRPHC Status. The Company shall have executed a certificate satisfying the requirements of Section 1.1445-2(c) of the Treasury Regulations.

Section 9.03. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Transactions are subject to the satisfaction, or waiver by the Company, in writing, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and the Company shall have received a certificate of the chief executive officer and chief financial officer of Parent and an authorized officer of Sub to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

(c) Material Adverse Change. There shall not have occurred between the date hereof and the Closing Date a Material Adverse Change to Parent and Sub.

(d) Legal Opinion. The Company shall have received the opinion of Meitar, Liquornik, Geva & Co., special counsel to the Company, in the form set forth on Schedule E.

(e) Shareholder Approval. The requisite affirmative votes for the approval and adoption of the Transactions by the holders of Parent Capital Stock shall have been received.

(f) Registration Rights Agreement. The holders of the Company Preferred Stock shall have (i) become party to the registration rights and information rights provisions of the Existing Shareholders Rights Agreement as may be amended as of the Closing or (ii) entered into a Registration Rights Agreement that grants to the holders of the Series G Shares, the Series H Shares and the Series I Shares registration and information rights that are part passu to such rights held by other holders of the Parent’s Preferred Shares.

(g) Officer’s Certificate. Parent shall have delivered an officer’s certificate certifying the following documents and attaching such documents as exhibits thereto:

(i) copies of special resolutions of a general meeting of the holders of Parent Capital Stock that approve the amendments to the Articles set forth in the form attached as Schedule C;

(ii) copies of resolutions of Parent’s Board of Directors that (x) authorize the issuance of the Merger Shares and the grant of the Parent Options pursuant to 3.06(b) and (y) reserve the required number of Ordinary Shares to be issued upon the conversion of the Merger Shares and the exercise of the Parent Options issued pursuant to Section 3.06(b); and

(iii) Memorandum of Parent as in effect as of the Closing as may be amended pursuant to the consummation of the Transactions.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01. Termination. This Agreement may be terminated at any time prior to the Effective Date:

(a) by mutual written consent of Parent and the Company;

(b) by Parent, if any one or more of the conditions to the obligations of Parent to close set forth in Sections 9.02(a) and 9.02(b) has not been fulfilled as of June 30, 2003 (the “Final Date”), other than as a result of a breach by Parent of any of its covenants contained herein;

(c) by the Company, if any one or more of the conditions to the obligation of the Company to close set forth in Sections 9.03(a) and 9.03(b) has not been fulfilled as of the Final Date, other than as a result of a breach by the Company of any of its covenants contained herein;

(d) by Parent or the Company, if the other Party has materially breached its obligations under this Agreement which breach cannot be or is not cured by the Final Date; provided, however, that neither Party may terminate this Agreement pursuant to this clause if its action or inaction materially contributed to the breach by the other Party;

(e) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

(f) by Parent, if the condition in Section 9.02(f) is not satisfied as of the Final Date; and

(g) by the Company, if the condition in Section 9.03(e) is not satisfied as of the Final Date.

Section 10.02. Effect of Termination.

(a) Subject to subsections (b), (c) and (d) below, in the event of a termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to Sections 6.05, 6.11, 6.13, 7.03, 10.02 and Article VIII, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any Party for liability for any breach hereof. Upon termination of this Agreement, each of the Parties shall return all property and all confidential information in tangible form to the other Party and shall undertake to destroy or cause the destruction of all confidential information in electronic form of the other Party.

(b) If the Agreement is terminated pursuant to Section 10.01(f) for failure of the condition set forth in Section 9.02(f), the Company shall pay to Parent liquidated damages in the amount of $1,000,000 no later than 10 days following such termination upon written notice from Parent of such termination in immediately available funds to be delivered in a manner described in the written notice of the termination of this Agreement.

(c) If the Agreement is terminated pursuant to Section 10.01(g) for failure of the condition set forth in Section 9.03(e), Parent shall pay liquidated damages in the amount of $1,000,000 no later than 10 days following such termination upon written notice from the Company of such termination in immediately available funds to be delivered in a manner described in the written notice of the termination of this Agreement.

(d) If a break-up fee is payable pursuant to each of subsections (b) and (c) of this Section 10.02, Parent and the Company are entitled to set-off their respective payment obligations under such subsections without exchanging payments.

Section 10.03. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.04. Extension; Waiver. At any time prior to the Effective Date, the Parties may at their discretion, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto for their benefit, respectively or (iii) waive compliance with any of the terms of this Agreement or conditions contained herein for their benefit, respectively. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure or delay of any Party in exercising any right, power or privilege hereunder or otherwise shall not operate as a waiver of that right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of that right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Sub:

DealTime Ltd.

475 Fifth Avenue, 2nd Floor

New York, NY 10017

Attention: Ezra Katzen

Telecopy No.: (646) 304-5883

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Barbara L. Becker

Telecopy No.: (212) 351-4035

and

Meitar, Liquornik, Geva & Co.

16 Abba Hillel Silver Road

12th Floor

Ramat Gan, 52506

Israel

Attention: David S. Glatt

Telecopy No.: +972-3-610-3111

(b)	if to the Company, to:

Epinions, Inc.

8000 Marina Boulevard, 5th Floor

Brisbane, California 94005

Attention: Chief Executive Officer

Telecopy No: (650) 616-6510

Telephone No: (650) 616-6500

with a copy to:

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Attention: Brooks Stough

Telecopy No: (650) 321-2800

Telephone No: (650) 321-2400

Section 11.02. Headings and Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “any” are not exclusive and “include” and “including” are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a Person includes its permitted successors and assigns; and (vi) a reference in this Agreement to an Article, Section, Annex, Exhibit or Schedule is to the Article, Section, Annex, Exhibit or Schedule of this Agreement. As used in this Agreement, the terms “domestic,” “federal” and “state” shall refer to the United States, while the term “foreign” shall refer to jurisdictions outside the United States.

Section 11.03. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by facsimile of an executed counterpart to this Agreement to be executed hereunder shall have the same effectiveness as the delivery of a manually executed counterpart thereof.

Section 11.04. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and understanding of each of the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and (b) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder; provided, however, that the holders of Company Preferred Stock who receive Merger Shares are intended third-party beneficiaries of Section 6.13.

Section 11.05. Governing Law. Except for matters that are inherently governed by the corporate laws of the State of Israel, this Agreement and all rights, remedies, liabilities, powers and duties of the Parties shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflicts of law provisions that would apply the laws of another jurisdiction.

Section 11.06. Arbitration.

(a) Any dispute, controversy, or claim arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination, or validity hereof, including, without limitation, this arbitration clause, shall be solely and finally settled by binding arbitration in New York, New York in accordance with the rules of the American Arbitration Association as modified by the provisions of this Section 11.06. An award rendered in connection with an arbitration pursuant to this Section 11.06 shall be final and binding upon the Parties and be deemed a United States award for purposes of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the “New York Convention”). Any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

(b) The arbitration shall be conducted by one arbitrator to be mutually agreed upon by the Parties. If the Parties fail to agree upon an arbitrator within five business days of the initiation of a claim pursuant to this Section 11.06, an arbitrator shall be selected according to the rules of the American Arbitration Association.

(c) The Parties shall be entitled to discover all documents and other information reasonably necessary for a full understanding of any legitimate issue raised in the arbitration. They may use all methods of discovery customary under the laws of the State of New York, including but not limited to depositions, requests for admission, and requests for production of documents. The time periods for compliance shall be set by the arbitrator, who may also set limits on the scope of such discovery.

(d) The Parties hereby agree that for purposes of the New York Convention, the relationship between the Parties is commercial in nature, and that any disputes between the Parties related to this Agreement shall be deemed commercial.

(e) The non-prevailing party in the arbitration shall pay the fees and expenses of the arbitrator, the costs of arbitration and the enforcement of any award rendered therein, including the attorneys’ fees and expenses of the prevailing party.

Section 11.07. Publicity. For so long as this Agreement is in effect, neither the Company nor Parent shall, nor shall permit any of its Subsidiaries, if any, or any of its or its Subsidiaries’ officers, directors, representatives or agents, if any, to, issue or cause the publication of any press release or other public announcement with respect to the Transactions without the consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the above, both Parent and the Company shall have the right to make any disclosure of the Transactions as required under any U.S., foreign, state, local or other subdivision laws upon reasonable notice to the other Party.

Section 11.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the Parties, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DealTime Ltd.

By:	/s/ Daniel Ciporin

Daniel Ciporin Chief Executive Officer

DealTime Merger Sub 1, Inc.

By:	/s/ Daniel Ciporin

Daniel Ciporin President

Epinions, Inc.

By:	/s/ Nirav Tolia

Nirav Tolia President and Chief Executive Officer